UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Renewable Fuel Corp
(Exact name of registrant in our charter)

Nevada	2860	26-0892819
(State or Other Jurisdiction of		I.R.S. Employer
Incorporation or Organization)	(SIC Code)	Identification Number

7251 WEST LAKE MEAD BOULEVARD SUITE 300
LAS VEGAS, NEVADA 89128
(Address of Principal Executive Offices including Zip Code)

702-989-8978
(Issuer's Telephone Number)

Registered Agent Solutions
4625 W. Nevso Drive, Suite 2
Las Vegas NV 89103
(Name of address of agent for service of process)

Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [1] [2]
Common Stock offered by our Selling Stockholders [3]	3,451,196	$1.00	$3,451,196	$246.08

TOTAL	3,451,196	$1.00	$3,451,196	$246.08

(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the aggregate offering price.

(3) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

RENEWABLE FUEL CORP
3,451,196 Shares of Common Stock

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2010.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Renewable Fuel Corp (A Development Stage Company) is a privately held entity originally planned to be an integrated producer, blender and distributor of biodiesel and blended fuels.  Based upon the current economic conditions Renewable Fuel Corp has temporarily focused on the commercial development of glycerin.  Renewable Fuel Corp ("Renewable Fuel" or the "Company") was incorporated in the State of Nevada on September 11, 2007. Renewable Fuel owns a license to produce biodiesel products in Malaysia and two additional biodiesel licenses in Indonesia.

Renewable Fuel conducts its Indonesian operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn. Bhd. ("Century") and Optimis Teguh Sdn. Bhd. ("Optimis").  Century and Optimis own two Indonesian entities, PT Plant Biofuel Indonesia ("PTPBI") and PT Optimis Teguh Indonesia ("PTOTI"), respectively, which own the licenses for the Company's planned biodiesel production in Indonesia.

Renewable Fuel acquired Century and Optimis through a transaction with their original parent BRII on September 8, 2008, through a share exchange agreement in a transaction accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of ownership and control of BRII, Century was treated as the accounting acquirer.

Renewable Fuel conducts its Kuantan operations through its two wholly-owned Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. ("PBC") and Research Fuel Corp Sdn. Bhd. ("Research"). PBC and its subsidiary Research were acquired by Renewable Fuel Corp through an acquisition accounted for as a reverse merger in December 2007.

The accounts of Optimis, PTOTI, Renewable Fuel, PBC and Research have been included in Renewable Fuel’s consolidated financial statements from the acquisition date of September 5, 2008, the date of the share exchange agreement between Renewable Fuel and BRII.  The historical financial statements for the year ended September 30, 2008 and the period from inception (October 1, 2006) through September 5, 2008 are those of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI ("Century Consolidated").

Renewable Fuel's biodiesel plant under construction, located in Kuantan, Malaysia on leasehold interest land, under a 99-year lease, is expected to be operational by the fall of 2010.  The Kuantan plant has a nameplate capacity license and underlying infrastructure to produce 60 million gallons annually (MGA), twice the current production capacity.  The refinery is designed to produce palm oil-based biodiesel.  The plant, operated by Renewable Fuel’s wholly owned subsidiary PBC is capable of producing 30 MGA of Palm Oil Methyl Ester ("PME") biodiesel and 2.4 MGA of refined glycerin.  The glycerin refining unit has been designed to operate independently from the biodiesel production train.

In addition, Renewable Fuel leases, under 20-year leases, two adjacent 10 acre sites, each with 60 MGA nameplate licenses and deep water access in Dumai, Indonesia.  Plant construction has been minimal to date and primarily consists of design and engineering plans to accept multiple feedstock types.

Renewable Fuel's business strategy is to begin operations in the Kuantan plant, first producing and marketing only refined (pharmaceutical and technical grade) glycerin from purchased crude glycerin. Subsequently, Renewable Fuel plans to begin producing and selling refined glycerin from crude glycerin produced in the Kuantan plant, refined, bleached and deodorized ("RBD") Crude Palm Oil ("CPO") and palm oil methyl ester biodiesel ("PME").  After the Kuantan plant is fully operational, management plans to leverage cash flows from operations to fund the Kuantan expansion of a second production unit, doubling production to the nameplate capacity and in turn fund sequential completion of the two plants in Dumai.  Construction on the second Indonesian facility is not anticipated until after the first Indonesian plant is fully operational. It is expected that the plants will be operational in 2011 and 2013 respectively.

The diagram below illustrates the structure of the RFC:

We maintain a website at www.rfuelcorp.com. Nothing on that website is part of this Prospectus.

The Offering

As of the date of this prospectus, we had 173,381,960 shares of common stock outstanding.

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be classified as “penny stocks" under the terms generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and could have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements, explanations and pertinent notations before making an investment decision.

Income Statement Data:	12 months ended September 30, 2009	9 months ended June 30, 2010

Revenue	$-	$1,739
Loss from Operations	70,079,653	1,088,016
Other income / (loss)	(1,489,904)	(1,182,221)
Net loss attributable to non-controlling interest	-	412,186
Dividends on preferred stock	-	562,865
Net loss available to common shareholders	$71,569,557	$2,420,916

Balance Sheet Data:	As of September 30, 2009	As of June 30, 2010

Total assets	$505,641	$1,095,116
Total current liabilities	$21,142,310	$4,419,051
Long-term lease obligation	$33,214	$29,865
Total stockholders' equity (deficit)	$(20,669,883)	$(23,312,734)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Our lack of revenue generation from operations makes it difficult for us to evaluate our future business prospects and to make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, as of the date of this registration statement, we have not generated any revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to generate revenues or anticipate and adapt to increases or decreases in sales, revenues or expenses.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of revenues and other factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We will need additional financing to execute our business plan and commence revenue generating operations, and if we do not secure additional financing we may never be able to commence revenue generating operations and you will lose your entire investment.

For the next twelve months, we expect cash needs of up to $6.1 million to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence revenue generating operations.  The company’s Term Loan facilities from a financial institution are due for principal and interest repayment from December 2010, amounting to $263,000 per month.  As of November, 2010, we had $20,230.14 in cash.  We are funding monthly operations with incremental equity private placements from our shareholders on an as needed basis.  In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach. As of today, we have not yet decided on any action to be taken during the upcoming months. The preparation of further detailed financing concepts and solutions will be part of our upcoming operational work.

Our ability to obtain needed financing may be impaired by factors such as the capital markets and the fact that we have not commenced operations or generated any revenues, which could impact the availability or cost of future financing. We do not have any contract, agreement or commitment to secure any additional funds. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy capital needs, even to the extent that we have reduced our operations accordingly, we may be required to cease operations.

Additional financing we obtain to execute our business plan and fund operations may be dilutive to existing stockholders, which could reduce the value of your investment.

Our ultimate success will depend upon our ability to raise additional capital. We will be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and could reduce the value of your investment.

Risks Related to Plant Construction

Because we do not have sufficient financial resources, we may never be able to complete construction of our existing plant in Malaysia or commence or complete construction of our two plants planned for Indonesia, which could reduce our ability to commence generating revenues.

We need approximately $400,000 to complete commissioning of our plant in Malaysia and commence production.  There is no such financing identified at this time.  Accordingly, there is no assurance that this plant will ever be commissioned or become operational.

Through BRII from Caerus, we have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through our subsidiaries to own, construct and operate two biodiesel plants in Indonesia. The licenses will expire on August 4, 2011 for Century’s subsidiary and August 30, 2012 for Optimis’ Subsidiary, respectively. Each facility has complete engineering documentation and no significant additional work will be done until sufficient construction financing in the amount of at least $97 million is procured and there is  no such financing identified at this time.  Accordingly, there is no assurance that these plants will ever be constructed or become operational.

Construction delays could result in reduction of the value of your investment if the production and sales of biodiesel and their byproducts are similarly delayed.

Construction projects often involve delays due to various reasons including delays in obtaining permits, delays due to weather conditions, or other events.  In addition, engineering, procurement and construction firms, or any other company involved in the construction of our biodiesel plants, further delays could be created in the construction schedule.  If it takes longer to construct any of our biodiesel plants than is anticipated, our ability to generate revenues could be impaired and make it difficult for us to meet our debt service obligations which could reduce the value of your investment.

Risks Related to Plant Operations

Initially, we intend to operate three plants.  Any operational disruption at the Malaysian or the Indonesian plants could result in a reduction of our sales volume, and could cause us to incur substantial losses.

Our initial plans call for us to operate three plants, the PBC plant in Malaysia and two planned additional plants in Indonesia.  If our operations at those plants experience a significant interruption due to a major accident or damage by severe weather or other natural disasters or other causes, our ability to generate revenues could be adversely impacted.  In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents, and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

Our financial performance will be dependent on prices for raw material feedstocks and chemicals such as vegetable oil, crude glycerin, tallow, methanol and other chemical or material inputs, which are subject to and determined by market forces outside our control. Any increase in the prices for these input commodities will materially affect our ability to commence generating revenues or operate at a profit.

Our results of operations and financial condition will be significantly affected by the cost and supply of various feedstocks and chemicals. The prices of feedstocks are influenced by weather conditions and other factors affecting crop yields, and general economic, market and regulatory factors. These factors include government policies with respect to agriculture and international trade, and global and local demand and supply. Any event that negatively affects supply prices can potentially harm our business. Such factors could require us to suspend operations until feedstocks and chemicals are available at favorable economical terms, and would have a material adverse effect on our business, results of operations and financial position.

We may purchase feedstocks in the cash market and hedge the price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation, which may leave us vulnerable to high fluctuation in prices. Hedging activities themselves can result in costs and price movements. Hedging contracts are volatile and influenced by many factors beyond our control and can create losses.

Price increases in production material supplies or a lack of supply of such inputs could increase production costs, reduce profit margins and negatively affect cash flow. This is especially true if market conditions do not allow us to pass through increased costs to our customers. In certain instances, we may need to limit or even cease production for a period of time.

Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

Advances and changes in biodiesel production technology may make the biodiesel production technology to be installed in the PBC plant less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could end up being less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms.  These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

The European Committee for Standardization (CEN) is the recognized standard-setting body for fuels and additives in the European Union. CEN's specification for pure biodiesel, EN14214, is emerging as the preferred standard for European consumption. CEN and other standard setting bodies have altered their specifications in the past, and are expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. Although PBC currently will meet the EN 14214 standard as well as the ASTM 6751 standards, these standards may change in the future.  Recent increases in the “cold flow” property requirements for Biodiesel issued by the US Government required RFC to add incremental new technology to our Kuantan production facility to achieve the new standard. This increased expense was not anticipated and serves as an example of the risks involved in a dynamic and politically controlled regulatory environment.  There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance including our ability to commence generating revenues.

The operation of our plants in Malaysia and Indonesian may subject us to limitations of available   resources necessary to operate our plants.

Operation of our initial plant, the PBC plant in Malaysia and our planned plants, the Century and Optimis in Indonesia may subject us to risks relating to dealing with foreign governments and governmental utilities, and the availability of resources, including power, fuel oil, and other utilities necessary to operate the plants.  Further, rail, barge, tankage and trucking infrastructure may be inadequate to meet the expanding volume of biodiesel shipments, which could prevent us from shipping our biodiesel to our target markets. These resources and this infrastructure may be unavailable or the availability may be delayed for reasons beyond our control.  Any delay in availability of these necessary resources or infrastructure could result in operational downtimes or a decrease in the production capacity of the plants if and when they become operational as well as our ability to deliver products, which could materially impact our ability to implement our business plan, begin generating revenues or operate profitably.

We will depend on third parties to transport our biodiesel, whose failure to perform could force us to abandon business, hinder our ability to generate revenues or operate profitably and decrease the value of your investment.
We will have to secure contracts with third parties to market and transport our products. We have not entered into any agreements as of the date of this filing and if we cannot secure these contracts or if companies with which we secure contracts do not perform their obligations as agreed, our operations and financial performance may be harmed. Our reliance on one or a limited number of marketers may place us at a competitive disadvantage, hinder our ability to generate revenues or operate profitably and decrease the value of your investment.

Changes in environmental regulations or our violation of those regulations could be expensive and hinder our ability to operate profitably.

We will be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plants and distribution facilities. If for any reason, any of these permits are not granted, construction costs for the plants may increase.  Additionally, any changes in environmental laws and regulations could require us to invest or spend considerable additional resources beyond our current estimates and budget in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce revenues if and when we commence generating revenues.

Risks Related to Sale of Biodiesel Products

Various biodiesel mandates and tax credits in the United States and the European Union could be modified or eliminated in the future, which could hinder our ability to commence revenue generating operations or to operate at a profit.

Although according to the Department of Energy, 49 of 50 states as well as the federal government currently have various forms of use mandates, incentives or laws related to alternative fuels, including biodiesel.  The European Union also has similar mandates and incentives.  However, these regulations could expire or be modified in the future.  Any change in these regulations to make biodiesel less attractive from a financial point of view will inhibit our ability to implement our business plan and commence generating revenues.

Fluctuations in the prices of biodiesel can have a negative impact on our financial performance.

Our profits could be greatly affected by the price at which we can sell our biodiesel and blended fuels. These prices can be volatile as a result of numerous factors, including but not limited to overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. Biodiesel prices generally parallel the movement of petroleum oil prices which are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and a myriad of other factors. Even the slightest rumor of political instability can significantly affect the price of oil.

During the past three years, the price of crude oil rose to a high of $140 per barrel in 2008 and fell below $40 per barrel by December 2008. Since then it has increased to over $80 per barrel during October 2010. That dramatic fluctuation was historical in proportion. Lower diesel prices will likely lead to lower prices for biodiesel, and the impact on the biodiesel industry is devastating, and there can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue and profit margins which could substantially affect our share price.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions.  Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

If tariffs are imposed on biodiesel imports, such tariffs could have a material impact on our ability to operate profitably.

As of the date of this filing, the US imposed a 4.6% tariff on the importation value of biodiesel and classified it as a chemical, not a transport fuel.  Additionally, the EU recently imposed an offsetting tariff for US-manufactured biodiesel.  As of the date of this filing, this tariff will only impact US-manufactured biodiesel, although it is possible that this tariff could be expanded by the EU to include biodiesel produced in other countries.  Future changes in the valuation or coverage of tariffs could have a material adverse impact on our ability to implement our business plan and operate profitably.

Concerns about fuel quality may impact our ability to successfully market our biodiesel.

Industry standards impose quality specifications for biodiesel fuel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel.  Quality control issues could result in a decrease in demand for our product, which could lower the value of your investment.

Winter weather conditions may impact demand for Biodiesel.

Various feedstocks have different output “cloud point” properties.  Some of this “cloud point” properties are insufficient for winter grade biodiesel specifications.  The “cloud point” is the temperature at which liquids begin to congeal and turn to solids. The company will employ various strategies of biodiesel blending and newer technology in post treatment processes to meet specifications as required.  Distribution and storage tanks are usually equipped with heating elements in colder climates to accommodate this factor for biodiesel during the winter.  This conditions could have an adverse affect on the market demand for our products in the US and European markets.

Automobile manufacturers and other industry groups have expressed reservations regarding the use of biodiesel, which could negatively impact our ability to market our biodiesel.

Because it is a relatively new product, research regarding the use of biodiesel in automobiles and its effect on the environment is ongoing. Some industry groups and standards, including the World-Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.

Risks Related to Foreign Operations

You may have difficulty in enforcing any judgment against certain of our executive officers and directors as they are not residents of the U.S., and substantially all the assets of these persons as well as of our company are located outside the U.S.

Certain of our executive officers and our directors are not residents of the U.S., and substantially all the assets of these persons are located outside the U.S. All of our company’s assets are located outside of the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our foreign management and directors and our foreign operations and subsidiaries.

Operation in and expansion into international markets is important to our long-term success, and our inexperience in operations outside the U.S. increases the risk that our international operations may not be successful.

We believe that our existing operations and ability to generate revenues as well as our future growth depends, in part, on our ability to operate biodiesel production facilities in foreign countries, such as Malaysia and Indonesia, and our ability to produce and sell biodiesel outside the U.S. Although some of our executive officers have experience in international business from prior positions, the Company has little experience with operations outside the U.S. Our goal of selling biodiesel into international markets will require management attention and resources and is subject to inherent risks, which may adversely affect us, including:

•	unusual or burdensome foreign laws or regulations and unexpected changes in regulatory requirements, including potential restrictions on the transfer of funds;
•	foreign currency risks;
•	political and economic instability, including adverse changes in trade policies between countries in which we may maintain operations;
•	difficulties in staffing and managing foreign sales and support operations in locations with less developed infrastructures; such as logistical and shipping challenges that we do not have experience
•	longer accounts receivable payment cycles and difficulties in collecting payments; and
•	less effective protection of our intellectual property.

The noted factors and other factors could adversely affect our ability to execute our international biodiesel production and marketing strategy or otherwise have a material adverse effect on our business and our ability to commence generating revenues.

Ownership by a United States-based company of plants in foreign countries could result in unforeseen consequences, which could have a material adverse impact on our operations.

Under our present structure, we own certain foreign entities. Ownership of Malaysian and Indonesian corporations by a United States-based corporation could result in unforeseen consequences, including additional governmental involvement, restrictions on exports, restrictions on transfer of revenues, and other consequences that could have a material adverse impact on our ability to operate and implement our business plan.  Because we anticipate that all of our biodiesel production will be done overseas at least initially, the effect on our operations of any adverse consequences could be significant and adversely affect our ability to commence or continue generating revenues.

Risks Related to Management

None of our officers or directors has experience in the biodiesel industry, which increases the risk of operating in the biodiesel distribution business and could impair our ability to implement our business plan.

None of our officers or directors has experience in organizing, building or operating biodiesel plants or in the biodiesel industry. We intend to rely on our resident employees and staff for operations of the biodiesel plants. This increases the risk of operating in the biodiesel distribution business and could impair our ability to implement our business plan.

We may not be able to effectively control and manage our growth which could reduce our ability to generate revenues.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 74.6% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by our CEO, President and Vice Presidents, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the experience of our officers and directors. Because they are essential to our operations, sales, logistics, procurement and risk management, you must rely on their management decisions. They will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to Mr. William Van Vliet or any of the other officers and directors. If we lose their services, we may not be able to hire and retain other management with comparable experience. As a result, the loss of any of their services could reduce our revenues.  Other than Mr. William Van Vliet and Mr. Cho Nam Sang, we have no employment agreements with any members of management.

Some of the persons responsible for managing our business will devote less than full time to our business, which may impede our ability to implement our business plan.

Some of our management devotes less than full time to their duties to our business, as follows:

Name	Percentage of Time Currently Devoted to Our Business
Richard Henderson, President	80%

As a result, our management may not currently be able to devote the time necessary to our business to assure successful implementation of our business plan. These officers do not have employment agreements and are contracted employees.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

We will be exposed to increased expenses from being a public company, including recent legislation requiring companies to evaluate internal control over financial reporting.

We anticipate we will incur substantial legal and accounting costs after we become a public company, perhaps in excess of $100,000 per year.  Section 404(a) of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over Financial Reporting for the year ended September 30 in the fiscal year after the fiscal year in which this registration statement is declared effective. Currently, we have material weaknesses in financial reporting.  We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will contribute to the increased expenses we will incur as a public company.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.
We do not currently have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Risks Related to Our Stock

Our stock is currently considered a penny stock.  If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

Our stock is currently considered a penny stock.  The price per share in this offering is $1.00 per share which is less than the price at which our stock will be considered a penny stock.  If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 3,451,196 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of November 9, 2010, there were 36,694,251 shares of our common stock held by non-affiliates, 3,451,196 of which are being registered hereunder, and 136,687,709 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, none of which are being registered hereunder. All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is currently not quoted on any market and may never be quoted or listed on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

The conversion of existing or future issued shares of Preferred Stock or the issuance and exercise of existing or future options and warrants could result in substantial dilution to existing shareholders.

We are authorized to issue 10,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $0.0001 per share.  Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine.  The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

As of the date of this filing, the Company had designated one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”).  The Company designated 3,128,334 shares of Series A Preferred, which have a stated value of $10.00 per share.  These shares are convertible into10 shares of common stock if, at any time during the twelve months following the purchase of the Series A Preferred Stock (the “Initial Conversion Period”), the Company’s common stock begins trading on a stock exchange, market, or other trading facility on a one (1) share of Series A Preferred Stock for ten (10) shares of common stock basis.  In the event the conversion from Preferred to common stock results in an ownership position pursuant to which the owners would be deemed affiliates for the purpose of Rule 144, the owners shares will be restricted securities held by affiliates, and subject to the limitations on amounts and manner of sale in Rule 144.

Further, Oilcorp warrants state that if the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp, a holder of 2,211,160 Shares UT Series A Preferred to purchase additional Company common shares, the number of shares to be purchased to be calculated as set forth in an agreement between the Company and Oilcorp.  In addition, the Company has outstanding options and warrants to acquire additional  15,309,231 shares at prices ranging from $.07 to$1.00.

The issuance of additional shares of common stock or further preferred stock convertible into common stock pursuant to any of the foregoing could result in substantial dilution to existing shareholders.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.  As this is considered our initial public offering, these safe harbor provisions do not apply.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares.  The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price in this offering.  Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our lack of operating revenues
•	the price at which we have sold our stock in offerings not registered under the Securities Act of 1933
•	what we consider to be our growth potential
•	the price we believe a purchaser is willing to pay for our stock

Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration under Regulation S of the 1933 Act in exempt transactions as follows:  Between 5th September 2008 and 9th November 2010, we issued a total of 36,694,251 shares to selling security holders who were non-U.S. citizens or residents at prices ranging from $0.07 to $1.00 per share.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions;

·	We placed Regulation “S” required restrictive legends on all certificates issued;

·	No offers or sales of stock under the Regulation “S” offering were made to persons in the United States;

·	No direct selling efforts of the Regulation “S” offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.

·	Access to all material contracts and documents relating to our operations.

·	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Beneficial Owner	Total Shares Owned	Shares Registered	Remaining Shares if Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)
Green Technology Systems Inc	Winfred K. Alleyne	9,300,000	200,000	9,100,000	5.36	5.25	N/A
Archer Limited	Eve Rebecca Fontaine	9,500,000	200,000	9,300,000	5.48	5.36	N/A
Northern Holding Corp	Alex James	9,600,000	200,000	9,400,000	5.54	5.42	N/A
Signet Capital Limited	Deren Tan Kan Loong	3,000,000	200,000	2,800,000	1.73	1.61	N/A
Chin Lai Har		2,211,374	200,000	2,011,374	1.28	1.16	N/A
Chiam Swee Ann		761,681	200,000	561,681	0.44	0.32	N/A
Coral Intoil Sdn Bhd	Arshad B Ahmad	100,000	100,000	0	0.06	0.00	N/A
Muhammad Nashri Yong B Abdullah		200,000	200,000	0	0.12	0.00	N/A
Eow Chai Huat		200,000	200,000	0	0.12	0.00	N/A
Teh Phei Leng		58,196	58,196	0	0.03	0.00	N/A
Rajinder Kaur A/P Piara Singh		68,000	68,000	0	0.04	0.00	N/A
Boon Shin Hai		270,000	200,000	70,000	0.16	0.04	N/A
Tan Kah Heng		113,000	113,000	0	0.07	0.00	N/A
Ang Tin Shian		178,000	178,000	0	0.10	0.00	N/A
Francis Ng		50,000	50,000	0	0.03	0.00	N/A
Tneo Tong Seng		200,000	200,000	0	0.12	0.00	N/A
Goh Chin Yong		200,000	200,000	0	0.12	0.00	N/A
Lim Suan		143,000	143,000	0	0.08	0.00	N/A
Chan Moi Yong		196,000	196,000	0	0.11	0.00	N/A
Tan Kwang Lai		10,000	10,000	0	0.01	0.00	N/A
Ng Teik Lee		30,000	30,000	0	0.02	0.00	N/A
Kong Kow Min		37,000	37,000	0	0.02	0.00	N/A

Au Wai Yee	25,000	25,000	0	0.01	0.00	N/A
Lim Yoke Feng	25,000	25,000	0	0.01	0.00	N/A
Pua Choon Lan	10,000	10,000	0	0.01	0.00	N/A
Ng Aik Hoon	20,000	20,000	0	0.01	0.00	N/A
Tan Oon Huat	10,000	10,000	0	0.01	0.00	N/A
Edna Clemente Encarnacion	10,000	10,000	0	0.01	0.00	N/A
Luisito Santos Encarnacion	10,000	10,000	0	0.01	0.00	N/A
Maureen Clarin	50,000	50,000	0	0.03	0.00	N/A
Chye Siew Chin	10,000	10,000	0	0.01	0.00	N/A
Chong Yee Ken	10,000	10,000	0	0.01	0.00	N/A
Chong Yee Seong	10,000	10,000	0	0.01	0.00	N/A
Thomas Tay Nguen Cheong	10,000	10,000	0	0.01	0.00	N/A
Tan Kia Huan	10,000	10,000	0	0.01	0.00	N/A
Kam Poh Fun	10,000	10,000	0	0.01	0.00	N/A
Chong Kon Keong	10,000	10,000	0	0.01	0.00	N/A
Chin Chee Weng	10,000	10,000	0	0.01	0.00	N/A
Liau Kee Leong @ Kee Tay	1,000	1,000	0	0.00	0.00	N/A
Khoo Chin Hoe	1,000	1,000	0	0.00	0.00	N/A
Mohammad Ibrahim B Abdul Talib	1,000	1,000	0	0.00	0.00	N/A
Eow Cheng Siew	5,000	5,000	0	0.00	0.00	N/A
Eow Chye Beng	5,000	5,000	0	0.00	0.00	N/A
Eow Cheng Lan	5,000	5,000	0	0.00	0.00	N/A
Eow Chye Gee	5,000	5,000	0	0.00	0.00	N/A
Eow Sue Ling	5,000	5,000	0	0.00	0.00	N/A

TOTAL	36,694,251	3,451,196	33,243,055	21.16	19.17

[1] Assuming sale of all shares registered hereunder.

Blue Sky

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved except as follows:

Terence Joseph Peter Daley v. Century Corp. Sdn Bhd, Ng Huat Chai and Oil-Line Engineering & Associates Sdn Bhd, Seremban High Court, Summons No. 22-338-2009.  In 2009, Plaintiff Terence Joseph Peter Daley filed suit against Century Corp, Ng Huat Chai and Oil-Line, Century Corp a subsidiary of BRII, which is a subsidiary of RFC, for denied access to a facilities at a property developed by Century Corp.  By way of background, Century Corp had developed certain parcels of land, and as part of the development, had built a club house for use by owners of the properties, in exchange for payment of certain fees. Subsequently in year 2001 the club house and the said land was transferred to Oil-Line. When the fees were not paid, Oil-Line closed the clubhouse and denied access to the property owners.  The plaintiffs are seeking restoration of the clubhouse to its original condition and usage.  The matter was set for a hearing on January 25, 2011.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

William Van Vliet	45	Chairman and Chief Executive Officer
Richard Henderson	65	Director and President
Yee Hean, Tan	45	Director
Nam Sang, Cho	48	Director and Vice President, International Affairs

Mr. Van Vliet joined us in November 2007 as Chairman of the Board and Chief Executive Officer and continues to serve in those positions. In January, 1994 Mr. VanVliet was founder and CEO of Universal Communications Network which grew to one of the top 10 technology companies in the Telecommunications / IT Sector in the late 90’s.  He sold the company in November 1998. In April 1999 Mr. VanVliet founded Bridgeport Energy Corp. which provided consulting services to start-up companies and investors interested in acquisitions in the technology sector and he currently maintains private interests in several businesses involved in the  telecommunications, technology and ornamental agriculture industries. As a member of the Board Mr. Van Vliet’s experience launching successful international start up companies in other industries brings valuable leadership to our Board

Mr. Henderson joined us in December 2007 as President and Director and continues to serve in those positions.  From November 2003 to December 2007, he was Executive Vice President and Director of Global Touch Telecom LLC, a Voice over Internet technology provider and is currently a principal in White Buffalo Ventures LLC a social networking company, and SV Partners LLC, a management consulting company. He received a Bachelor of Science in Marketing, N. Illinois Univ., 1968. Mr. Henderson has significant senior management experience in other companies and he contributes the benefit of his executive leadership and management experience to our Board.

Mr. Cho joined us in November 2007 as Director & VP International Affairs. From July 2006 to November 2007, he was Director & General Manager of Konsortium Perikanan Nasional Berhad, a fisheries business.  From May 1989 to March 2006, he was General Manager of JVC Video Malaysia Sdn Bhd, a manufacturing company.  He earned a B. Econs, University of Malaya, 1985 and an MBA (Finance), Malaysia Multimedia University, 2007. As a member of the board, Mr. Cho contributes the benefits of his executive leadership and management experience

Mr. Tan joined us in November 2007 as Director.  From August 2003 to date, he has been Director of Plant Biofuels Corp Sdn Bhd. A company involved in production of biodiesel and refined glycerin.  From March 1995 to June 2001, he was Sales Director of Unimech Project Sdn Bhd, a trading company. As a member of the board, Mr. Tan contributes his knowledge of the operating company and his substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Family Relationships

There are no family relationships between or among any of our officers and directors.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Legal Proceedings
Except as set forth above, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

Our Board of Directors has four directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that the no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada  89128.

NAME	NUMBER OF SHARES OF COMMON STOCK	NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF CURRENTLY EXERCISABLE OPTIONS	NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK	TOTAL NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENTAGE OF OWNERSHIP
William Van Vliet, Chairman and Chief Executive Officer	5,422,209	11,524,275	0	16,944,484	8.11
Tan Yee Hean, Director	0	0	0	0	0.00
Richard Henderson, Director and President	0	1,200,000	0	1,200,000	0.57
Cho Nam Sang, Director and VP International Affairs	0	600,000	0	600,000	0.29
Bio-Aspect Sdn Bhd Unit A-5-2, Wisma Yoon Cheng, No.726 Batu 4 1/2, Jalan Ipoh, 51200, Kuala Lumpur, Malaysia [ Beneficial Owner: Ahmad Faizal B Jaafar ]	25,039,000	0	0	25,039,000	11.99
Caerus Ltd. P. O. Box 599, Suite 3, Meridian House Caribbean Place, Leeward Highway, Providenciales, Turks and Caicos Islands [Beneficial Owner: Barbara Vergil]	89,508,000	0	0	89,508,000	42.86
Oilcorp International Limited, No.2-2, Jalan SS6/8, Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia [Beneficial Owner: Ng Huat Thian]	0	0	22,111,660	22,111,660	10.6
All officers and directors as a group [4 persons]	5,422,209	13,324,275		18,746,484	8.9_____

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 173,381,960 shares of common stock outstanding as of November 9, 2010.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of November 9, 2010, there were 36,694,251 shares of our common stock held by non-affiliates, 3,451,196 of which are being registered hereunder, and 136,687,709 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, none of which are being registered hereunder. All shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement. Of the shares not being registered hereunder, all of the non-restricted shares held by non-affiliates as well as the restricted securities held by affiliates, subject to the limitations on amounts and manner of sale in Rule 144, could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Our Articles of Incorporation authorize us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock.

Common Stock

As of November 9, 2010, there were 173,381,960 shares of common stock issued and outstanding held by 55 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available- see same amendment- preferred get preference in payment and then share with common. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of USD 0.0001 per share.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine.  The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

As of the date of this filing, the Company had designated one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”).  The Company designated 3,128,334 shares of Series A Preferred, which have a stated value of $10.00 per share.  The terms of the Series A Preferred include:

Voting Rights.  Except as set forth in the Certificate of Designation or required by law, the shares of Series A Preferred have no voting rights.

Conversion.

(a)(i)  Automatic Conversion into Common Stock.  If, at any time during the twelve months following the purchase of the Series A Preferred Stock (the “Initial Conversion Period”), the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred Stock will immediately convert, on a one (1) share of Series A Preferred Stock for ten (10) shares of common stock basis, into shares of common stock.

(ii)  Following the Initial Conversion Period and until such time as the Series A Preferred has been converted into debt (as described immediately below) (the “Subsequent Conversion Period”), if the Company’s common stock begins trading on a stock exchange, market, or other trading facility, the issued and outstanding Series A Preferred will immediately convert, on a one (1) share of Series A Preferred for ten (10) one shares of common stock basis, into shares of common stock.

(b)(i)  Optional Conversion into Debt Instrument.  At any time following the Initial Conversion Period, provided that the Company’s common stock is not trading on a stock exchange, market, or other trading facility resulting in the automatic conversion as described above, holders of the Preferred Stock shall have the right, but not the obligation, to convert all, but not less than all, of the shares of Series A Preferred held by such holder into a debt obligation (the “Debt Amount”) of the Company (the “Debt Conversion”).  If a holder of the Series A Preferred chooses to take advantage of the Debt Conversion, the Company will pay interest on the principal amount of the debt at a rate of 8%, payable quarterly in arrears, by issuing shares of the Company’s common stock at a conversion/purchase rate of $1.00 per common share.

(ii)  If the holder chooses to take advantage of the Debt Conversion, the holder shall have the right to receive from the Company twenty five percent (25%) of the Company’s Net Income After Taxes (as defined in the Company’s annual audited financial statements) until the full amount of the Debt Amount has been repaid or until the Company’s common stock begins trading on a stock exchange, market, or other trading facility, at which time the remaining outstanding Debt Amount shall automatically convert into shares of the Company’s common stock at a conversion price of $1.00 per common share.

Shares of Series A Preferred converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred shall be distributed among the holders of Series A Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series A Preferred.

Stock Options

CEO Options.  In accordance with the terms of the CEO’s employment agreement, in the event the Company enters into an equity transaction, the CEO is granted a 5% options to purchase shares of RFC common stock with an exercise price equal to the per share price determined in connection with the equity transaction.  The CEO Option shall vest fully upon grant, and exercisable for a period of ten years from the date of grant.  The CEO shall be entitled to receive the option for a period of two years from the date of termination of his employment with RFC for whatever reason.

As of November 9, 2010, the CEO has been granted a total of 11,524,275 options to purchase shares of RFC common stock with exercise prices ranging from $ 0.07 to $ 1.00 per share.

Employee Options.  Certain key employees are granted with stock options with an exercise price of $0.10 per share.  The Employee Options are exercisable to purchase shares of RFC common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.  The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

As of November 9, 2010, a total of 3,200,000 options are outstanding of which 2,200,000 options are exercisable by certain key employees other than the CEO, to purchase shares of RFC common stock. None of the vested employee options have been exercised as of the date of this filing.

Stock Warrants

Common Stock Warrants.  RFC issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  Holders of the Company's common stock warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.  These warrants are classified as a derivative liability beginning October 1, 2009.

Preferred Stock Warrants.  If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:

1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.
2.	The number of warrants to be issued will be determined as follows:
a.	The Adjusted Weighted Average price will be 90% of the WAP, as described above.
b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.
c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).
ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.
d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.
e.	If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our comparative balance sheets as of September 30, 2009 and 2008 and the related statement of operations, stockholders’ deficit, and cash flows for the periods then ended, have been audited by independent registered public accountants and have been so included in reliance upon the report of PMB Helin Donovan, LLP given on the authority of such firm as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL. Michael T. Williams, principal of Williams Law Group P.A., owns 150,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

General

Renewable Fuel Corp (A Development Stage Company) is a privately held entity originally planned to be an integrated producer, blender and distributor of biodiesel and blended fuels.  Based upon the current economic conditions Renewable Fuel Corp has temporarily focused on the commercial development of glycerin.

Through PBC, we own a biodiesel production plant which when completed and fully operational has an anticipated production capacity of thirty million gallons per year on a 24-hour operating basis. The plant consists of three major process plants:  pre-treatment plant, biodiesel plant, and glycerin refining plant. The plant will be able to produce high-quality biodiesel that complies with the strict European (EN14214) and American (ASTM 6751) biodiesel specifications from a combination of feedstocks including Crude Palm Oil (CPO), tallow and Jatropha or other virgin oils. The plant will also be capable of processing and refining U.S. Pharmaceutical Grade (USP) and technical grade glycerin, from crude glycerin which is a bi-product of the biodiesel refining process.  The plant, which has a biodiesel manufacturing license from the Ministry of International Trade and Industry of Malaysia, is expected to commence operation and deliver products to customers in the first quarter of calendar year 2011.  The development cost of our plant is anticipated to be approximately $43 million.

Through BRII, we have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through our subsidiaries to own, construct and operate two biodiesel plants in Indonesia. The licenses will expire on August 4, 2011 for Century’s subsidiary and August 30, 2012 for Optimis’ Subsidiary, respectively. Each facility has complete engineering documentation and no significant additional work will be done until sufficient construction financing in the amount of at least $97 million is procured and there is  no such financing identified at this time.  Accordingly, there is no assurance that these plants will ever be constructed or become operational.

Biodiesel

Biodiesel can be defined as “a diesel fuel obtained by the esterification of oil (triglycerides) derived from plants or animals” (International Fuel Standard Biodiesel). Esterification is the conversion of a compound into an ester by a reaction between an acid and an alcohol with the elimination of a molecule of water. In the production of biodiesel, triglycerides (organic fatty acids) are mixed with alcohol in the presence of a catalyst (sodium hydroxide) to produce biodiesel and glycerin. Although biodiesel can be run in any diesel engine as a neat fuel (B100), biodiesel is likely to be blended with diesel fuel for several reasons, such as:

1.	Higher production costs and lower production volume potential;
2.	Concerns that running on B100 can result in gelling problems in very cold weather; and
3.	Acceptance by many diesel engine manufacturers of a 20% blend (B-20).

Biodiesel is a biodegradable, nontoxic alternative fuel produced from multiple types of vegetable oil and other feedstocks. Biodiesel performs comparably to petroleum diesel, in vehicle, construction, marine, power generation and home heating oil applications. Biodiesel can be used as a direct replacement for diesel and can also be blended with diesel. In comparison to ethanol, which is used primarily as an oxygenate that typically replaces up to 10% of gasoline, biodiesel can be used as a direct replacement for diesel at levels up to 100% (in some instances such use may require minor engine modifications).

Production

We plan to produce and supply pure B100, which is 100% biodiesel, or blend the B100 into various biodiesel blends such as B2, B5 and B10, where B(x) refers to the percentage of biodiesel being blended with diesel fuel, before supplying to markets in the US, Europe, Asia and South America. With respect to our biodiesel products, we anticipate that we will be able to directly source lower cost feedstocks such as tallow (rendered animal fats and oils) and Crude Palm Oil (CPO) which is produced in the areas near our planned production plants in Malaysia and in Indonesia, as opposed to higher cost feedstocks such as Rapeseed, Soy and Canola Oil being used by other biofuel producers. CPO is a commodity that is traded on the Chicago Board of Trade and in Malaysia, and we can buy it at market when we are ready to begin biodiesel production. There can be no guarantee that the price for feedstocks at that time will be low enough for us to make a profit and ship our product to markets in the US, Europe and Asia at competitive prices. We plan to negotiate six month and one year purchase agreements with regional producers and suppliers but we do not have any contracts, agreements or commitments in place at this time.

Malaysian Production Plant

Our Malaysian biodiesel plant is located on an 11 acre site in the Gebeng Industrial Estate, adjacent to the Kuantan Port in Pahang. It is within close proximity to the world class Kuantan Port Complex. This industrial estate is Pahang’s main petrochemical and palm oil related products cluster and houses domestic and multinational companies with adequate and undisrupted supply of electricity and water and backed by good rail and road services.

This particular site is logistically well situated, capable of handling large volumes of feedstock and finished product, with close proximity to port access for vessel loading and offloading.  The port is also strategically located with direct access via South China Sea, and passage to the fast growing markets in East Asia and the Pacific regions. Also, this port is connected to the Gebeng Industrial Estate via a common pipe rack facility for transportation of raw materials and finished goods.

Planned Indonesian Production Plants

We have two biodiesel production licenses from Badan Koordinasi Penanaman Modal in Indonesia, which enable us through our subsidiaries to own, construct and operate two biodiesel plants in Indonesia.   The land for each facility is adjacent to the other, enabling RFC to combine certain operations and use of assets to potentially reduce cost through sharing resources like a jetty.

Our Indonesian plants will be designed with a nameplate production capacity of 200,000 metric tonnes each, 120 million gallons/year and also have the capability of processing and refining USP standard glycerin which is widely used in the pharmaceutical industry or technical grade glycerin as well. Our plants will be sited in Kelurahan Guntung, Dumai, in the Province of Riau. Our plants will have access to a sea front and be equipped with a jetty. The total cost of investment and working capital for these 2 biodiesel plants and relevant common utilities is approximately US$ 121 million.

We have selected this site because it has a sea front and is strategically located at the international shipping route and near to Dumai Town in the Riau Province, Sumatera Island, Indonesia and is strategically located across the Rupat-Straits of Riau.
 In addition, there is an abundant supply of feedstock and raw materials within the vicinity.

Sources of Raw Material and Availability

Feedstocks

The choice of fats and oils for biodiesel production largely depends on local availability and affordability: Western Europe - rapeseed oil, the US - refined soybean oil, South East Asian countries such as Malaysia and Indonesia – palm kernel and palm seed oil.  Tallow from rendered chicken and other processed fats is also available throughout the world, including SE Asia and China. Additionally, governmental decisions can affect the choice of feedstock.   Currently most of the world’s biodiesel production is from semi-refined vegetable oils such as rapeseed oil, soybean oil and palm oil, and various other fats such as tallows, used cooking oil and greases. Each of the alternative feedstocks can produce biodiesel with different characteristics that may or may not meet local government specifications.

Our biodiesel plants are designed to process multiple-feedstock (crude palm oil, jatropha algae, fats etc.) because we have the capability to pre-process different feed-stocks before we produce biodiesel.

Feedstock such as palm oil and soy are used in the food industry and biodiesel production competes for supply which can limit their supply. This can be viewed negatively so in order not to compete for the usage of food-based feedstocks we are able to blend in alternatives such as jatropha and tallow, which are non-food based feedstocks, in the production of our biodiesel.

Although we have held preliminary discussion concerning acquiring CPO and alternative feedstocks from regional suppliers, we have no contracts, agreements or commitments in place. We believe that the combined capacities of these suppliers or alternative available suppliers will be able to meet our production requirement per annum.

Ultra Low Sulfur Diesel D2 Fuel
We may purchase ultra low sulfur diesel D2 fuel to mix with our B100, and sell blended biodiesel as the market demands. Blending is achieved by combining D2 and B100 in the same tank to achieve the various blends (B5, B20, B99).

Distribution

Generally, ULSD and B100 biodiesel are blended or B100 biodiesel is sold unblended based on requirements of our customers, and we plan to distribute to them either FOB at our port facility in Kuantan or through tanker delivery at specified port locations CIF “Cost, Insurance and Freight” basis. CIF is a trade term requiring the seller to arrange for the carriage of goods by sea to a port of destination, and provide the buyer with the documents necessary to obtain the goods from the carrier.

We anticipate that our biodiesel will be shipped from Kuantan, Malaysia or Dumai, Indonesia to US locations including Houston, New York, and New Orleans, European ports such as Rotterdam and to Asian and South American markets as well.

We intend to expand the distribution reach of our biodiesel and blended fuels by leasing storage facilities in strategic ports and adding blending and distribution capability in selected US and global markets which will allow us to store and blend biodiesel and directly distribute to end- user customers.   We do not currently have any such agreements in place.

The biodiesel products produced by the Malaysian and Indonesian plants will be logistically compatible with the current US distribution facilities servicing the oil and gas industry.  This includes seaport, common carrier pipeline, transportation and storage facilities. As of the date of this filing, we have no agreements with independent tank farm operators to store our biodiesel and blended fuels for customers in the wholesale, fleet and retail markets.

Markets and Marketing

Our target markets are broadly categorized into wholesale, fleet and retail, which include fuel distributors, jobbers, blenders, industrial users, fleet operators, retail fuel station operators, as well as federal, state and local governments. We intend to use our US based sales people to enter into term contracts with these buyers, but to date we have no contracts in place.

Our objective is to create awareness and build visibility and sales for our Company, promote our brand name and products, and where possible support to the mission of the biodiesel industry and its trade organizations which seek to promote and build demand for the use of biodiesel globally. Our key marketing strategies are as follows:

•	Promote broad-based adoption of biodiesel

o
We plan to participate in numerous trade organizations and conferences and conduct various other public relations activities to promote the adoption of biodiesel globally. In addition, we plan to help promote and support new renewable fuel standards for the industry and lobby the appropriate government agencies regarding the benefits of biodiesel and encourage policies that support its use.

•	Select strategic distribution sites to base our sales, marketing and distribution efforts

o
We intend to select distribution sites that are strategic to our ability to favorably secure sales and distribution of our biodiesel, blended fuels and glycerin. The sites selected for our facilities will be located near producers of ULSD, users of biodiesel and blended fuels and/or are near domestic and international fuel distribution points, which will improve the efficiency of our marketing, the visibility of our brand and distribution of biodiesel and blended fuels in both domestic and international markets.  The planned initial market penetrations will be in high petroleum use locations and facilities including but not limited to New York, Houston, Rotterdam, and New Orleans. Within each of these market areas, we plan to target fleet operators, petroleum jobbers, mid stream refiners, petroleum resellers, independent distributors, rail providers, shippers and other heavy users of diesel products.  Within these currently planned locations and market areas, we believe that we will be able to access approximately 25% of the petroleum user base and supply the primary European distribution channels for biodiesel.

•	Support and expand market demand for biodiesel

o
We plan to build company and product awareness and leverage high visibility conferences and events to convey the beneficial message of our products and communicate that by using our biodiesel products, users will be supporting environmental responsibility and help reduce the dependence on foreign petroleum.

•	Public relations

o
We intend to create a public relations plan that will include participation in numerous trade organizations and conferences to build relationships with the press, and industry advocacy groups that create public visibility and coverage for us and the biodiesel products and create a political advocacy to promote the adoption of biodiesel and blended fuels both in the US and globally.

Our advertising plan will incorporate elements of the following;

•	Business publications
•	Trade shows /event direct marketing
•	Website advertising and presence
•	Web promotions, communications to fuel buyer markets
•	Direct marketing
•	Newsletters
•	Email campaigns
•	Marketing promotional tools and programs
•	Merchandising and unique trade show reminders
•	Public relations programs
•	Trade publication advertising in key industry publications
•	Key industry website advertising
•	Select speaking opportunities for RFC Executives at trade shows and conferences

Through the above, we intend to promote our brand and product attributes as follows:

•	Create and establish a positive reputation in biodiesel/biofuel products;
•	Support and build the RFC brand position through customer acquisition;
•	Adopt a distinctive RFC communications style and message approach.
•	Create points of distinction in advertising and public relations with state-of-the-art production capabilities, with product and company-brand distinctions;
•	Create pricing advantage through low production costs and gain product acceptance rapidly;
•	Focus on growth of US and key international markets distribution capabilities; and
•	Build a positive reputation for the Company’s products and reputation with competitive pricing and top level service.

Regulation

Our plants will have and maintain the necessary operating licenses from the Malaysian and Indonesian governments.

The biodiesel from our own production plants will comply with both the European (EN14214) and American (ASTM 6751) biodiesel specifications.

The growth of biodiesel industry will be determined largely by government legislation, mandates and regulation. In general, governments use a variety of subsidies and tax breaks to stimulate demand.

Most governments have three primary concerns in formulating their biofuel policy:

•	securing constant energy supply and reducing dependence on fossil fuel imports;
•	obtaining environmental benefits and reducing sulfur emissions compared with those of fossil diesel; and
•	creating jobs, in especially in rural regions, and boosting the agricultural sector.

Europe

The European Union has implemented a target of 5.75% renewable fuel usage by 2010 ((Directive 2003/30/EC). In March 2007, the European Council adopted as part of the Climate Change and Energy Package a 10% binding target for biofuels consumption to be reached by 2020 by each EU member state.   On March 16, 2009 the European Union imposed import taxes on US-manufactured biodiesel. Exporters in the U.S. will have to pay additional anti-dumping tariffs of up to 29 percent, and anti-subsidy duties of up to 41 percent. The EU has explained that the additional tariffs are designed to prevent US manufacturers from selling biodiesel below the real costs of production. The duties may be confirmed up to five years.

In order to provide the necessary catalyst for the Member States to successfully meet the target, the European Parliament and the Council of the European Union, on October 27, 2003 adopted another EU Directive 2003/96/EC "Restructuring the Community framework for the taxation of energy products and electricity." The Directive establishes a European Community framework to allow Member States to amend the petroleum tax structure via total or partial petroleum tax exemption for biofuel or via reduction in excise duties so as to promote biofuel consumption.

The above policies set targets of a minimum share of 2% of fuels in the transport sector in 2005 to be increased to 5.75% in 2010. At the same time, the Member States are provided with the latitude to implement the directive, which allows the reduction of excise duties on biofuel and choice in the form of tax relief that best fits their situation.

Some EU countries implemented exemptions of the mineral oil tax on biofuel without any limit on blending.  For example, in Spain, the exemption applies for both, pure (B100) or blended biofuel, up to the year 2014.

The UK has introduced similar incentive whereby a fixed UK20 pence/liter duty incentive / savings applies to Biofuel (whether pure or blended), which represent a partial 40% duty exemption on the total mineral oil tax structure.  France also introduced, in 2004, a duty incentive structure on biodiesel of EUR0.33/liter which represents an 80% on total excise duty on petroleum tax.  Other European countries are also introducing similar incentives to promote use of biofuel in each respective country to comply with the European Directives.

United States

The EPA’s ULSD regulation went into effect in 2006. The ULSD regulation requires all diesel fuel, diesel fuel additives and distillate fuels blended with diesel for on-road use to contain less than 15 ppm of sulfur content. Biodiesel serves as an alternative and appropriate way to comply with ULSD regulations, as biodiesel has less than 15 parts per million (“ppm”) of sulfur content. Blending biodiesel with ULSD also provides added lubricity, which is lost with the removal of sulphur but is required for peak engine performance.   Also, in October 2008, ASTM amended the D975 standard for on-road diesel to allow for 5% biodiesel.

Other key regulatory initiatives in the US in relation to biofuels are provided below:

•
Environmental Protection Agency (“EPA”) - Has established a goal of 30% alternative fuel usage in government fleets by 2010. Biodiesel is an alternative fuel, and credits can be earned for blends of 20% or greater. The rules also require the federal government, alternative fuel providers, state and local governments, and private fleets to purchase vehicles that employ alternative fuels. Since 2000, 75% of all light-duty vehicles acquired by covered fleets of federal agencies have been required to have alternative fuel capabilities.

•
Energy Conservation and Re-Authorization Act 1998 - Allows vehicle fleets that are required to purchase alternative fuel vehicles (“AFVs”), to generate credits toward fulfilling this requirement by purchasing and using biodiesel in conventional-fuel vehicles. Since there are few cost-effective options for purchasing heavy-duty AFVs, federal and state fleet providers can meet up to 50% of the heavy-duty AFV purchase requirements by generating biodiesel fuel use credits.

•
Environmental Protection Act (“EPAct”) - Extends through December 2008 the income and excise tax credits for biodiesel promulgated under the Jobs Creation Act of 2004. The EPAct, also mandates procuring AFVs and using alternative fuels, including biodiesel, in federal, state and utility fleets. The EPAct establishes minimum nationwide levels of renewable fuels, including biodiesel, ethanol and liquid fuel produced from biomass or biogas, to be blended into the domestic fuel supply. By 2012, these renewable fuel standards, or (“RFS”), require that the national volume of renewable fuels equal or exceed 7.5 billion gallons. The US EPAct is required, in consultation with the Secretary of Agriculture and the Secretary of Energy, to promulgate regulations for blenders to earn and trade renewable fuel credits for biodiesel blending. The EPAct has established a credit trading program that defines who can generate credits and under what conditions, how credits may be transferred, and the appropriate value of credits. Under this program, blending biodiesel into fuel will earn 50% more credits than blending ethanol.

•	State and local biodiesel mandates - According to the DOE, 49 of 50 states currently have various forms of incentives and laws related to alternative fuels, including biodiesel.

•	Other - In addition to the above, there are a variety of government programs specifically tailored to support and assist the biodiesel industry:

1.
The Renewable Energy and Energy Efficiency Program, administered by the Rural Business Cooperative Service of the USDA, which provides grants, loans and loan guarantees for the development of renewable energy products;

2.
The Biomass Research and Development Initiative, administered jointly by the USDE and US Department of Agriculture (“USDA”) through the National Biomass Coordination Office, provides grants for biomass research, development and demonstration projects;

3.
Project grants administered by the U.S. DOE’s Office of Energy Efficiency and Renewable Energy provide bioprocessing facility project funding for cooperative biomass research and development for the production of fuels, electric power, chemicals and other products; and

4.	The Loan Guarantee Program, administered by the USDOE, provides loan guarantees for energy projects that reduce air pollutants and greenhouse gas emissions, including biofuels projects.

Competition

The alternative energy industry is widespread and highly competitive. Numerous entities in the United States and around the world compete with our efforts to produce, process and distribute biodiesel. We face, and expect to continue to face, competition from entities to the extent that they develop products competitive to ours.

Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in developing our proposed products and bringing them to market in a cost-effective and timely manner.

We are a development stage company that plans to engage exclusively in the production, processing and distribution of biodiesel and glycerin. We have not yet commenced full scale operations and have no revenue. Consequently, we may have difficulty competing with larger, more established biodiesel producing companies. These companies have greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic.

The technologies for producing and processing biodiesel and approaches for commercializing those technologies are evolving. Technological developments may result in our products and/or processes becoming obsolete before we recover a significant portion of any capital expenditures that we have incurred. If we are unable to commence production and processing of our products before our competitors, we will be adversely affected. Moreover, any products and technologies that we may develop may be made obsolete by less expensive products or technologies that may be developed from our competitors in the future.

We intend to compete based upon what we believe will be our ability produce and distribute biodiesel, glycerin and blended fuels at lower costs than many of our competitors.  In order to do this, we have optimized our biodiesel production facility to incorporate state-of-the-art technology and our biodiesel production facility is designed and being built to be multiple-feedstocks capable, making it more efficient.  We also intend to use lower cost feedstocks than some other competitors. Further, our glycerin processing facilities operate independently from our biodiesel production. We can produce technical and pharmaceutical glycerin from crude that is acquired from other biodiesel producers in addition to our own production.

Business Strategies

We aim to strengthen our market position and become one of the preferred biodiesel and blended fuels provider in the global biodiesel industry. In order to achieve this, we have put in place the following business strategies [The areas marked in bold indicated our current anticipated time frame for accomplishing these objectives.]:

Business Strategy Chart	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Complete Kuantan plant
Receive crude glycerin 200mt
Commission glycerin production
Initial glycerin production
Begin glycerin distribution/sales
Complete multi-feed preprocessor
Off take agreement biodiesel
Complete feedstock agreements
Receive initial biodiesel feedstock
Initiate biodiesel production
Private equity funding closed
Begin biodiesel distribution/sales
Dumai project funding closed
Initiate Dumai construction
install 2nd train at Kuantan
complete US tankage agreement
Initial direct whole sales
complete Euro tankage agreement
Begin B10/20 blended fuel sales
Dumai project completed
Dumai plant commissioned
Indonesian feedstock agreement completed
Dumai production initiated

Employees

RFC and its subsidiaries, collectively, have the following employees:

Full time and part time:

Clerical – 3
Operations – 4
Administrative – 4
Management – 6

In addition, Richard Henderson, President, Steve Braasch Vice President of Marketing, David Slater Vice President of Logistics are currently acting as independent contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. Those statements appear in a number of places in this Form  S-1 and in other places, particularly, Management's Discussion and Analysis of Financial Condition and Results of Operations, and include statements regarding the intent, belief or current expectations of the Corporation, its directors or its officers with respect to, among other things: (i) the Corporation's liquidity and capital resources; (ii) its financing opportunities and plans and (iii) its future performance and operating results. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others: (i) any material inability of the Corporation to successfully identify, consummate and integrate the acquisition of finance receivables at reasonable and anticipated costs, (ii) any material inability of the Corporation to successfully develop its products; (iii) any adverse effect or limitations caused by governmental regulations; (iv) any adverse effect on the Corporation's continued positive cash flow and ability to obtain acceptable financing in connection with its growth plans; (v) any increased competition in business; (vi) any inability of the Corporation to successfully conduct its business in new markets; and (vii) other risks including those identified in the Corporation's filings with the SEC. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Summary Information and Risk Factors" and elsewhere in this Prospectus.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operation (‘MD&A”) should be read in conjunction with our audited consolidated financial statements for the year ended September 30, 2009.  The discussion also includes subsequent activities up to June 30, 2010.  These financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”).  Except as otherwise disclosed, all dollar figures included therein and in the following MD&A are quoted in U.S.

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this Report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factor set forth in this Report.

Management’s discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Basis of Accounting and Principles of Consolidation - The accompanying consolidated financial statements are presented using the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP") in the United States of America whereby revenues are recognized in the period earned and expenses when incurred, and include the accounts of Renewable Fuel Corp consolidated with the accounts of all of its subsidiaries in which Renewable Fuel holds a controlling financial interest as of the financial statement date.  All intercompany accounts and transactions have been eliminated in consolidation.

In June 2009, the FASB amended its guidance on accounting for variable interest entities through the issuance of ASU No. 2009-17.  Among other things, the new guidance requires a qualitative analysis to determine the primary beneficiary of a variable interest entity requires continuous assessments of whether an enterprise is the primary beneficiary of a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. Under the new guidance, a variable interest entity must be consolidated if the enterprise has both (a) the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity. This new accounting guidance was effective for Renewable Fuel on October 1, 2009 and was applied prospectively.

A Development Stage Company - The accompanying financial statements have been prepared in accordance with FASB ASC Topic 915 Development Stage Entities.  A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of June 30, 2010, Renewable Fuel has not fully commenced operations nor has it received significant revenues from its planned principal operations.

Financial Instruments and Credit Risk - Financial instruments that potentially subject Renewable Fuel to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts from time to time exceed federally insured limits. In addition, Renewable Fuel maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at June 30, 2010.

The carrying value of Renewable Fuel’s accounts receivable, net of allowance for doubtful accounts; represent their estimated net realizable value. A provision for doubtful accounts is provided based on historical experience.  Accounts deemed uncollectible are applied again the allowance. At June 30, 2010 and 2009, the allowance for doubtful accounts was $0.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Renewable Fuel’s operations carried out in Malaysia and Indonesia may be influenced by the political, economic and legal environment in these countries.

Fair Value Measurement - Renewable Fuel discloses all assets and liabilities that are measured at fair value using three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as outlined in ASC Topic 820 which establishes a framework for measuring fair value and expands disclosures about fair market value measurements.

  •           Level 1 — Quoted prices for identical instruments in active markets.

  •           Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

  •           Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

In addition, Renewable Fuel discloses the inputs used to develop fair value measures, and for unobservable inputs, to determine the effects of the measurements on earnings

Inventories - Inventories, consisting of raw materials and finished goods are recorded using the lower of cost or market value with cost, determined using primarily the first in-first out (FIFO) method.

Revenue Recognition - The Company recognizes revenues from the sale of biodiesel, refined glycerin and related byproducts produced by the Company.  Revenues are recognizes where there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Stock-Based Compensation - Stock options and stock grants are awarded in return for service. The fair value of the award is measured at the grant-date and recognized as either compensation expense or a reduction to additional paid-in capital over the vesting period. Renewable Fuel records expense based upon the service period related to the grant.

Repurchase of common shares into treasury - The Company utilizes the cost method to account for all treasury stock transactions, which are valued at the Company's estimate of the consideration granted in return for the shares.

Debt Modifications - Debt modifications are evaluated to determine if resulting cash flows have been significantly affected by changes in principal amounts, interest rates, terms or maturity. Restructurings are evaluated for treatment as debt extinguishments or simple modifications. Restructurings to date have all been treated as modifications as the net present value of cash flow requirement s have not been significantly affected.

Warrants - The Company accounts for all warrants with adjustment clauses in accordance with ASC 820, which was adopted as of October 1, 2009.  The Company reviews the key terms of warrants issued, including all conversion rates and down round provisions which protect the holder from changes to the our capitalization and future declines in our share price. In accordance with the guidance, on October 1, 2009, the Company reclassified warrants granted through September 30, 2009 from paid in capital to a derivative liability. The fair value of the related warrants is determined at the end of each accounting period, with any changes in fair value being recorded as other income or expense.

Foreign Currency Translation and Other Comprehensive Income - The reporting currency of Renewable Fuel is the US Dollar.  The functional currency of Renewable Fuel’s Malaysian subsidiaries is the Malaysian Ringgit (RM) while the functional currency of the Indonesian subsidiaries is the Indonesian Rupiah (IDR).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on each respective balance sheet date; stockholders' equity/ (deficit) is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of changes in shareholders' equity/ (deficit).  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Income Taxes - Renewable Fuel recognizes deferred taxes under the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Net Loss per Common Share - Renewable Fuel presents earnings basic net loss per common share computed by dividing net loss attributable to the Company's common stockholders by the weighted-average number of commons shares outstanding during the period.  Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including options, warrants, and convertible preferred stock.  Basic and diluted net loss per common share was the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

Result of operations

Three Months Ended June 30,2010

During the three months ended June 30, 2010, we reported revenues of $1,500 and a net loss attributable to common shareholders of approximately $1.1 million or $0.005 per share.  Total cost of sales for the nine months ended June 30, 2010, was approximately $11,000, operating expenses of approximately $.8 million of which approximately $0.1 million related to payroll and share based compensation related expense and $0.2 million related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $0.1 million during the period.

During the nine months ended June 30, 2010, the Company recognized a net loss attributable to non-controlling interest of approximately $0.3 million.

During the nine months ended June 30, 2010, the Company accrued dividends of approximately $0.2 million related to 8% preferred stock.

Three Months Ended June 30, 2009

During the three months ended June 30, 2009, we reported no revenues and a net loss of approximately $1.1 million, or $0. per share.

Total operating expenses for the nine months ended June 30, 2009, were approximately $1.05 million, of which $0.25 million related to payroll and share based compensation related expense, $0.3 million related to legal and professional fees and approximately $0.1 million relate to general and administrative expenses. The Company incurred approximately $.3 million of interest expense during the period.

Operating Comparison for the three month periods ended:
	June 2009	June 2010	Difference	% change

Payroll	$245,281	$103,589	$(141,692)	(57.8)
Legal & professional	288,450	199,988	(88,462)	(30.7)
Other operating expense	131,694	110.793	(20.901)	(15.9)
Other income / (loss)	(377,452)	(380,566)	(3,314)	(8.1)

Total	$(1,052,906)	$(807,126)	$245,780	23.3

Operating expenses the three month period ended June 30, 2010 reported a reduction of $.25 million compared to the nine month period ended June 30, 2009, of which $0.1 million from a reduction in payroll, and $0.1 million from a reduction in legal and professional fees.

The payroll reduction resulted from reduced manpower and revision of employment agreements with executives, legal and professional fees result from a more cost efficient approach in corporate activities related to these areas.

Nine Months Ended June 30, 2010
During the nine months ended June 30, 2010, we reported revenues of $1,739 and a net loss attributable to common shareholders of approximately $2.5 million or $0.01 per share.  Total cost of sales for the nine months ended June 30, 2010, was approximately $16,000, operating expenses of approximately $1.1 million of which approximately $0.5 million related to payroll and share based compensation related expense and $0.3 million related to legal and professional fees. Remaining operating expenses incurred during the period were approximately $0.2 million and the Company incurred $1.2 million of interest expense during the period.

During the nine months ended June 30, 2010, the Company recognized a net loss attributable to non-controlling interest of approximately $0.4 million.

During the nine months ended June 30, 2010, the Company accrued dividends of approximately $0.6 million related to 8% preferred stock.

Nine Months Ended June 30, 2009

During the nine months ended June 30, 2009, we reported no revenues and a net loss of approximately $69.7 million, or $0.34 per share.

Total operating expenses for the nine months ended June 30, 2009, were approximately $68.6 million, of which approximately $66.6 million related to the impairment of plant and real estate held for sale, $0.9 million related to payroll and share based compensation related expense, $0.7 million related to legal and professional fees and approximately $0.3 million relate to general and administrative expenses. The Company incurred approximately $1.1 million of interest expense during the period.

Operating Comparison for the nine month periods ended:

	June 2009	June 2010	Difference	% change

Impairment	$66,579,447	$-	$(66,579,447)	-
Payroll	984,583	502,741	(481,842)	(48.9)
Legal & professional	703,977	335,464	(368,513)	(52.3)
Other operating expense	313,376	235,172	(78,204)	(24.9)
Other income / (loss)	(1,093,718)	(1,182,221)	88,503	8.1

Total	$69,675,101	$2,255,598	$(67,419,503)

For the nine month period ended June 30, 2010, we reported $1,700 of revenue from the sale of glycerin marketing samples and no revenue is recorded for June 30, 2009. We are a development stage company that has not commenced operations of our principal business, production and sale of biofuels.

Operating expenses the nine month period ended June 30, 2010 reported a reduction of $67 million compared to the nine month period ended June 30, 2009, of which $66.5 million relates to the impairment of assets, $0.4 million from a reduction in payroll, and $0.3 million from a reduction in legal and professional fees.

The payroll reduction resulted from reduced manpower and revision of employment agreements with executives, legal and professional fees result from a more cost efficient approach in corporate activities related to these areas.

Full Fiscal Periods

Fiscal Year Ended September 30, 2009

During the year ended September 30, 2009 we reported no revenues and a net loss of approximately $72 million, or $0.35 per share.  Total operating expenses for the year ended September 30, 2009 were approximately $70 million, of which approximately $2.3 million related to payroll and share-based compensation expense and approximately $0.4 million related to general and administrative expenses.  Remaining operating expenses incurred during the period were approximately $0.8 million for legal and professional fees.  Other net loss includes about $1.5 million of other expense, primarily interest.

Fiscal Year Ended September 30, 2008

During the year ended September 30, 2008 we reported no revenues and a net loss of approximately $1 million, or $0.01 per share.  Total operating expenses for the year ended September 30, 2008 were approximately $1 million, of which approximately $0.7 million related to payroll and share-based compensation expense and approximately $0.2 million related to general and administrative expenses. Net loss also includes approximately $40,000 of other income.

Overview of major operating expenses  for the year ended:
Operating Expenses	September 2008	September 2009	Difference	% change

Impairment	$-	$66,579,447	$66,579,447	-
Payroll	706,429	2,327,858	1,621,429	229.5
Legal & professional	78,728	786,921	708,193	899.5

As a development stage company that has yet to commence operations, we reported no revenue for both fiscal years 2008 and 2009.

Operating expenses reported an increase of $69 million for the year ended September 30, 2009 compared to the year ended September 30, 2008, of which $67 million resulted from the impairment of assets, and $1.6 million from an increase in payroll, while $0.7 million resulted from increased legal and professional.

Plants under construction, leasehold interests in land and undeveloped land plots with carrying amounts of $66, $1.6 and $0.6 million, respectively, were determined to have fair values of $0.4, $0.2 and $0.0 million, respectively, as of September 30, 2008, resulting in impairment of the assets amounting to $65, $1.4 and $0.6 million, respectively, for the year ended September 30, 2008.

Payroll expenses increased approximately $1.6 million for the year ended September 30, 2009 as compared to the year ended September 30, 2008.

The legal and professional fees increased approximately $0.7 million mainly as a result of activities related to the registration of securities with the Securities and Exchange Commission.

Liquidity and Capital Resources

The Company has experienced cumulative losses of approximately $75 million from October 1, 2006 (inception), through June 30, 2010, and has net negative equity of approximately $23 million. As of the date of this filing the Company has not commenced operations; rather, it is still in the development stages. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern.

As of June 30, 2010, the Company has raised its $54.7 million of equity through a combination of its initial capitalization, various share exchanges as it acquired its operating subsidiaries and the conversion of $31.3 million of debt for preferred shares with two related party vendors, $7.5 million in advances conversion to equity, and private placements from individual shareholders resulting in actual cash of $3.4 million.  In addition, the Company also borrowed $22.1 million under its credit facility with a Malaysian bank.  These funds have been used to acquire certain capital equipment and infrastructure to support development and implementation of its business plan, payment of salaries and fees of technical and marketing personnel, marketing and promoting activities, working capital and general corporate purposes.  Additional funds will need to be generated by the Company to complete the three biodiesel plants currently under construction and to further support the development of its business model.

The Company is considering various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. No assurances, however, can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

As of June 30, 2010 and September 30, 2009, we had cash and cash equivalents of approximately $113,000 and $40,000, respectively. We have historically financed our operations with borrowings from debt issuances, private offerings of equity securities, and internally generated funds. We do not believe that our existing cash of $113,000 as of June 30, 2010 will provide adequate resources to satisfy our working capital, scheduled principal and other general and administrative payment requirements, contractual obligations and anticipated capital expenditure requirements for the foreseeable future. We have had negative operating cash flow for the current year to date and anticipate continued negative cash flow from operating activities.

For the next twelve months, we expect cash needs of up to $6,100,000 to finance the further set-up of our business and the start of our early operational work and to cover our ongoing working capital needs in order to commence operations.  The company’s Term Loan facilities from a financial institution are due for principal and interest repayment beginning December 2010, amounting to $460,000 per month.  As of October 13, 2010, we had $11,800 in cash.  We are funding monthly operations with incremental equity private placements from our shareholders on an as needed basis.  In order to cover our cash needs, we are considering raising additional funds in the form of equity capital, mezzanine financing and/or senior loans through private placements, loan applications or any other alternative approach. If we do not secure these funds, we may be forced to suspend or terminate operations.

Our ability to obtain needed financing may be impaired by factors such as the capital markets, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Cash Flows

Net cash used in operating activities was approximately $230,000 for the three months and $831,000 for the nine months ended June 30, 2010 compared to approximately $1,134,000 and $2,561,000 for the same periods in 2009.  Net cash used in operating activities was $800,000 for the three months and the nine months ended June 30, 2010, resulted from the $2,300,000 net loss, impacted primarily by non-cash interest expense of $1.3 million. Net cash used in operating activities for the three months ended June 30, 2009 was $1.1 million whereas the nine months ended June 30, 2009, resulted from the $69.7 million net loss, impacted primarily by to the company’s $67 million non-cash impairment charge.

Net cash used in operating activities was approximately $2,800,000 for the year ended September 30, 2009, as compared to $263,000 for the year ended September 30, 2008, and $3,000,000 for the period from inception (October 1, 2006), through September 30, 2009.

Net cash used in investing activities for the three months was $22,000 and for the nine months ended June 30, 2010, was approximately $114,000 compared to $0 for the year ended June 30, 2009. This increase resulted mainly from the acquisition of additional fixed assets during both periods.  Net cash used in investing activities was approximately $8,000 for the year ended September 30, 2009 and  $55,000 for the period from inception (October 1, 2006) through June 30, 2010.

Net cash provided by financing activities for the three months ended June 30, 2010 was approximately $95,000 and for the nine months ended June 30, 2010, was approximately $1,009,000 compared to $1, 063,000 and $2,418,000 respectively for the period ended June 30 2009.  Net cash provided by financing activities was approximately $2,700,000 for the year ended September 30, 2009, and $3,906,000 for the period from inception (October 1, 2006), through June 30, 2010.

Subsequent Next Twelve Months Cash Flows

Particulars	Nov 2010 ($) Mil	Dec 2010 ($) mil	Jan 2011 ($) Mil	Feb 2011 ($) mil	Mar 2011 ($) mil	Apr 2011 ($) mil	May 2011 ($) mil	Jun 2011 ($) mil	Jul 2011 ($) mil	Aug 2011 ($) mil	Sep 2011 ($) mil	Oct 2011 ($) mil
Inflows:
Revenue	-	-	-	6.4	6.4	6.4	6.4	6.4	6.4	6.4	6.4	6.4
Equity / Debt	0.1	0.2	5.8
Total inflows	0.1	0.2	5.8	6.4	6.4	6.4	6.4	6.4	6.4	6.4	6.4	6.4

Outflows:
Costs of Sales			5.4	5.4	5.4	5.4	5.4	5.4	5.4	5.4	5.4	5.4
Other operating expenses	0.06	0.16	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13
Term loan repayment	-	0.03	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6
Total outflows	0.06	0.19	6.13	6.13	6.13	6.13	6.13	6.13	6.13	6.13	6.13	6.13
Surpluses	0.04	0.01	(0.33)	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27	0.27

Financing Activities

A summary of financing activities is as follows:

	On October 1, 2006, Century began operations in the biodiesel industry. The Company had 2,510,404 of restated shares of common stock outstanding and paid in capital of $117,213.
	On January 22, 2007, Century issued 7,414,445 restated shares of common stock for total proceeds of $358,862.

On July 28, 2008, Century issued 110,983,152 restated RFC shares of restricted common stock to individuals in exchange for the forgiveness of $5,530,000 of advances made to the Company during the period March 2007 through July 2008.


On September 5, 2008 the Company consummated a share exchange agreement to acquire BRII. The Company exchanged 120,908,000 shares of restricted common stock for 100% of the issued and outstanding shares of BRII, and BRII became a 100% owned subsidiary of the Company.


On February 3, 2009 the Company issued 1,961,570 shares of restricted common stock to individuals in exchange for the forgiveness of $1,961,570 in advances made to various RFC subsidiaries from November 2007 through January 2009.

	From October 1, 2008 through September 30, 2009 the Company issued 2,026,196 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $2,026,196.
	From October 1, 2009 through June 30, 2010 the Company issued 1,015,559 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $1,015,559.
	From July 1, 2010 through November 9, 2010 the Company issued 290,926 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $290,926.

Term Loans Payable

In October 2007, PBC entered into a $19,800,000 facilities agreement (the “Facilities”) with a bank, which provided available borrowings under two individual term loans totaling $16,900,000 and a revolving line with available credit of $2,900,000.  At June 30, 2010, and September 30, 2009, $2,900,000 was available under the revolving line of credit; however, any disbursements are restricted for purchases of raw materials and repayable within six months from date of disbursement.  A total of $22,059,875 is outstanding under the Facilities at June 30, 2010, and $19,338,995 at September 30, 2009, which includes two term loans and $0 borrowed under the revolving credit facility.

The term loans under the Facilities bear interest at the bank’s effective costs of funds +1.25% in year one, increasing to +2% in year two and beyond.  At June 30, 2010, and September 30, 2009, the interest rate for the term loans was 8.25% and 7.5% per annum, respectively.  The interest rate for the revolving line of credit is the bank’s cost of funds +2%.  At June 30, 2010, and September 30, 2009, the interest rate for the revolving line of credit was 8.25%.

The Company has recognized $1.3 million and $1.5 million in interest charges related to the term loans for the nine months ended June 30, 2010, and the year ended September 30, 2009, respectively, all of which has been recognized and recorded as interest expense on the PBC plant.  Accrued interest payable at June 30, 2010 and September 30, 2009 was approximately $4.0 million and $2.5 million, respectively.  Interest payments will be made with the commencement of monthly installments beginning on each term loans respective date as described above. The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC.  In addition, the term loans are jointly and severally guaranteed by directors of PBC.

Convertible Preferred Stock

On September 24, 2008, the Company issued POGL 917,618 shares of its Series A Convertible Preferred Stock (“Series A”).  The $9,171,680 purchase price for the Series A was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares.   POGL is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia.  Each Series A share is automatically converted into 10 common shares if at any time during the twelve month period following the purchase the Company’s common stock begins trading on a stock exchange, market or other trading facility.   Subsequent to this twelve month period if the Series A have not been converted into common stock the holders have the option to convert all outstanding Series A shares into debt totaling $9,171,680, plus any accrued and outstanding dividends payable.  The holders have the right to receive 25% of the Company’s annual net income after taxes until the outstanding debt is repaid.  In addition, the Company will make quarterly interest payments at a rate of 8% in arrears in the form of common stock at a conversion rate of $1.00 per common share.

On July 20, 2009, the Company issued Oilcorp International Limited ("Oilcorp") 2,211,166 shares of its Series A Preferred Stock in exchange for $22,111,660 in trade payables due Oilcorp by the Company.

At the time of the signing of the subscription agreement, the Company entered into a Supplemental Agreement with Oilcorp agreeing to preferential debt service payments in the case of Oilcorp's optional conversion from preferred stock to debt as well as certain price protections in the case of Oilcorp's automatic conversion from preferred stock or debt to the Company's common stock.

If Oilcorp decides to take the optional conversion to debt they are contractually entitled to 50% of the Company's net income after tax for payment of principal on the debt until either the debt is fully paid or until the Company begins trading on a stock exchange, market or other trading facility.

If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:
1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.
2.	The number of warrants to be issued will be determined as follows:
a.	The Adjusted Weighted Average price will be 90% of the WAP, as described above.
b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.
c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).
ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.
d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.

If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

Off-Balance Sheet Transactions

As of June 30, 2010 and September 30, 2009, we did not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Principal offices

The Company’s U.S. head and principal office is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128.   The rent is $250.00 per month, $3000.00 per year.

The primary office overseas facility are currently occupied under the terms of an operating lease and is located at 31C-3 Kalana Mall, Jalan SS6/12, 47301 Petaling Jaya, Selangor, Malaysia.  The lease expires June 30, 2010 and the monthly payment is approximately $1257/month.  The Company occupies 3500 square feet in this site.

We have no policy with respect to investments in real estate development or interests in real estate, and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Acquisition of Bio Refining Industries Inc (“BRII”)

The Company paid the Sellers of BRII, by the allocation to Caerus Ltd, Green Technology Systems Inc, Archer Limited, Northern Holding Corp, and Signet Capital Limited, total of 120,908,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of BRII. The transaction was valued at $0.07 per share based upon the Net Book Value of BRII.  In connection with this transaction, the Company received the following assets and liabilities of BRII consolidated:

Cash	$32,564
Other current assets	28,516
Plant and equipment	27,696,393
Total assets	27,757,473

Liabilities assumed	(19,490,018)
Net BRII assets acquired	$8,267,455

In connection with the share exchange agreement between RFC and BRII, Mr. William Van Vliet, the Company’s CEO was granted 2,418,160 shares of common stock and options to acquire common stock of 6,045,400 in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an Equity Transaction, as defined by his employment agreement.  The 2,418,160 shares of common stock were valued at $0.07 per share and the $174,107 was recorded as share-based compensation expense in statement of operations for the year ended September 30, 2008.  The exercise price of the 6,045,400 options issued, which vested immediately, is equal to the fair value of the shares issued in the transaction, or $0.07 per share.

Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, the owners of two Malaysian operating entities (Century and Optimis) and of two Indonesian entities (PTPBI and PTOTI), along with an entity that served in an advisory capacity, incorporated Bio Refining Industries Inc. (BRII), a Nevada corporation.

BRII was formed as a holding company to roll-up and consolidate the holdings Century and Optimis.   Badrul Hisham B Md Isa and Raghbir Singh A/L Harbans Singh are the original shareholders of Optimis, and Badrul Hisham B Md Isa and Lee Ah Meng are the original shareholders of Century.  Mr. William Van Vliet and Mr. Henderson are directors of BRII.

Century Consolidated, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange between BRII and RFC:

	RFC	PBC	Research	Optimis Group	Total
Cash	$42,349	$63,241	$14,104	$17,283	$136,977
Other current assets	15,700	18,929	-	12,273	46,902
Plant and equipment	2,403	40,116,346	2,154	11,753,365	51,874,268
Total assets	60,452	40,198,516	16,258	11,782,921	52,058,147

Liabilities assumed	(99,160)	(33,211,881)	(71,681)	(9,154,900)	(42,537,622)
Net assets acquired	$(38,708)	$6,986,635	$(55,423)	$2,628,021	$9,520,525

Acquisition of Plant Biofuels Corporation Snd. Bhd.

On December 31, 2007, the Company entered into a share exchange agreement to acquire Plant Biofuels Corporation Snd. Bhd (“PBC”).  As a result of the purchase of PBC by using shares of the Company’s common stock, the original owners of PBC received a 90.2% ownership and voting interest in the combined Company.  PBC was controlled by two entities, Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn Bhd, both of which entities were controlled by Ahmad Faizal Bin Jaafar and Tan Yee Hean, who, following the merger, Tan Yee Hean became a member of the  Company’s board of directors.

As the accounting acquirer, the assets and liabilities of PBC were recorded using their historical amounts and the assets and liabilities of RFC were accounted for using the purchase method of accounting at their fair market value at the date of acquisition.

The Company paid the selling shareholders 73,000,000 of its newly issued shares of common stock in exchange for all of the outstanding shares of PBC. The transaction was valued at $0.10 per share based upon the Net Book Value of PBC.  In connection with this transaction, Mr. William Van Vliet, the Company’s CEO was granted 1,460,000 shares of common stock and options to acquire common stock of 3,650,000 (see Note 12) in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively in the event the Company enters into an equity transaction, as defined.

In exchange for the $7,300,000 of share consideration, the Company received assets and liabilities of PBC as follows:

Cash	$14,515
Other current assets	490,230
Plant and equipment	23,811,382
Total assets	24,316,127

Accounts payable	(2,854,608)
Long-term notes payable	(14,161,519)
Net PBC assets acquired	$7,300,000

Advances totaling $1,264,447 from Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn. Bhd. are included in accounts payable, related parties at September 30, 2008.  These advances were paid in full through issuance of 1,264,447 shares of Renewable Fuel restricted common stock in February 2009 valued at  $1.00 per share based upon $1.00 per share contemporaneous cash sales of securities.

Advances totaling $861,742 and $1,016,818 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at September 30, 2009 and 2008, respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. See "Note 7 - Stockholders' Equity" for additional information with respect to the terms of the Company's Series A Preferred Stock issued to Oilcorp in exchange for trade payables related to these services.   Accounts payable to various subsidiaries of Oilcorp, totaled $62,364 and $0 are included in accounts payable, related parties at September 30, 2009 and 2008, respectively.

Accounts payable, related party in the Company's accompanying balance sheet includes $194,539 and $24,337 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of September 30, 2009 and 2008, respectively  and $19,828 of amounts payable to other related parties at September 30, 2008.

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Malaysia.  The contract price indicated a cost of approximately $32 million.  At June 30, 2010 construction on the Kuantan plant was substantially complete.

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia.  The contract price indicated a cost of approximately $33 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57.5 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia.  The contract price indicates a cost of approximately $57 million.

Cash flows remitted by the Company to the contractors are treated as financing in nature given that significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

Advances totaling $924,357 and $861,742 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at June 30, 2010 and September 30, 2009, respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. On September 24, 2008, RFC entered into a subscription agreement with POGL, whereby POGL subscribed to purchase 917,168 new shares of Series A of RFC at an issue price of $10.00 per preferred share.  The $9,171,680 purchase price for these preferred shares was paid to the Company by POGL by exchanging $9,171,680 of the Company’s trade payables due to POGL for these shares. Cho Nam Sang a current Director of RFC is an independent non-executive Chairman of POGL.

Accounts payable to various subsidiaries of Oilcorp, totaled $66,895 and $62,364 are included in accounts payable, related parties at June 30, 2010 and September 30, 2009, respectively.

Accounts payable, related party in the Company's balance sheet include $265,374 and $194,539 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of June 30, 2010 and September 30, 2009, respectively.

Name	June 30, 2010	Sept 30, 2009

William Van Vliet, Chairman and Chief Executive Officer	$83,723	$47,613
Cho Nam Sang, Director and VP International Affairs professional	13,889	3,365
Tan Yee Hean, Director	63,133	32,015
Ahmad Faizal B Jaafar, Director	17,226	17,934
Badrul Hisham B Md Isa, Director	15,406	1,436
Eow Chai Huat, Shareholder	54,928	54,928

Others	$17,069	$37,248

On February 2, 2010 the Company entered into a share exchange agreement with Dakap Capaian Sdn. Bhd., a company wholly-owned and controlled by two of the Company's shareholder-directors namely Tan Yee Han and Ahmad Faizal Bin Jaafar.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

·
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

·	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

·
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

·
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this registration statement, we had 55 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Holders of Series A Preferred are be entitled to receive, when and as declared by the Company’s Board of Directors, either out of funds legally available therefor or through the issuance of shares of the Company’s common stock, and the Company accrues, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the first anniversary of the Original Issue Date of the Series A Preferred cumulative dividends on the Series A Preferred at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum, payable in shares of Common Stock of the Company at a rate of $1.00 per share of common stock.

As of 09/30/10, the company has accrued 1,101,593 common shares as dividend in arrears to the preferred shareholders.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through September 30, 2011, including a Form 10-K for the year ended September 30, 2011 and periodic reports on Form 10-Q during that period, assuming this registration statement is declared effective before that date.  At or prior to September 30, 2011, we intend to voluntarily file a registration statement on Form 8-A, which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on September 30, 2011.  If we do not file a registration statement on Form 8-A at or prior to September 30, 2011, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest two fiscal years ended September 30, 2009 and 2008.

					All
			Stock	Option	Other
		Salary	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
William VanVliet, Chairman and Chief Executive Officer	2009	120,000	521,985	747,765	0	1,389,750
	2008	120,000	503,541	413,000	0	1,036,541
Richard Henderson, President and Director	2009	120,000	0	35,397	0	155,397
	2008	120,000	0	26,475	0	146,475
Cho Nam Sang (1)	2009	72,436	0	17,502	0	89,938
	2008	77,030	0	14,477	0	91,507

(1)
 Cho Nam Sang’s salary is fixed at 250,000 MYR (Malaysian Ringgit) per year, was approximately $77,030 and $77,436 for 2008 and 2009 respectively based on the exchange rate of RM > USD = 3.2455 and 3.4532  as of September 30, 2008 and 2009 respectively.

(2)	The above table includes no bonuses, non-equity incentive plan compensation or nonqualified deferred compensation earnings.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of September 30, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END SEPTEMBER 30, 2009

Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					Of	Unearned
			Plan				Market	Unearned	Shares,
	Number of	Number of	Awards:			Number of	Value of	Shares,	Units or
	Securities	Securities	Number of			Shares or	Shares or	Units or	Other
	Underlying	Underlying	Securities			Units of	Units of	Other	Rights
	Unexercised	Unexercised	Underlying	Option		Stock That	Stock That	Rights That	That Have
	Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Not
	(#)	(#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

William VanVliet	11,458,953	0	0			0		0	0
Richard Henderson	400,000	0	0	0.1		800,000	88,830	0	0
Cho Nam Sang	200,000	0	0	0.1		400,000	40,950	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:
Mr. VanVliet is under a five year employment agreement and Mr. Cho is under a three year employment agreement effective December 1, 2007, both can be extended for one year on an annual basis. Their compensation recognizes and pays for performance as well as continued tenure with the company.

Their compensation consists of 3 elements:

•	Annual Salary for the term of the contract;
•	A percent of revenue commission paid monthly;
•	A bonus accelerator paid quarterly, if the corporation achieves its revenue goal

Name	Salary	Monthly % of Revenue	Quarterly Bonus	Initial Stock Option Awards
William VanVliet	$120,000	0.002	100% Commission/Quarter	3,600,000
Cho Nam Sang	$79,365(1)	0.001	100% Commission/Quarter	600,000

(3)	Cho Nam Sang’s salary is fixed at 250,000 MYR (Malaysian Ringgit),, was approximately US$79,365 based on the exchange rate of RM > USD = 3.15 as of November 9, 2010.

In addition to the elements listed above, Mr. William Van Vliet is entitled to receive (a) a share bonus consisting of two percent of any equity transaction (an “Equity Transaction”) in which the Company issues stock; and (b) option compensation consisting of options to purchase shares of the Company’s common stock equal to five percent of each Equity Transaction.

In addition to the elements listed above, Mr. Cho is entitled to receive stock options which vest in three tranches, annually at the completion of each of the first three years.

Effective November 1, 2009, Mr. Henderson executed an amendment to his employment agreement dated December 27, 2007 whereby he terminated his employment with the company and waived the requirement for payment of three months salary in the event the RFC Board of Directors terminated his employment from the company.

Mr. Henderson further agreed to a reduced monthly salary of $5,000 from $10,000 effective November 1, 2009.  If in the opinion of RFC's Board of Directors RFC should obtain a reasonable Biodiesel or Glycerin Purchase Agreement that result in the ability of the company to reverse the extraordinary financial circumstances that now exist, and their revised agreement is not previously terminated by the company, RFC will increase the salary amount to the original level and reimburse him for the differences between the reduced amounts in the original amount for the time period this amendment is affective, and will do so as soon as management and the Board of Directors, determine it is able to do so.

The original levels were:

Name	Salary	Monthly % of Revenue	Quarterly Bonus	Initial Stock Option Awards
Richard Henderson	$120,000	0.002	100% Commission/Quarter	1,200,000

If after December 31, 2010 the Board of Directors should choose to terminate the relationship, it is agreed between the parties that there is no further obligation by the company under the agreement or any of its subsequent amendments.  Further, the parties agree to mutually release and hold harmless each other including RFC, its board of directors, officers, shareholders, employees, affiliates and themselves from any and all damages or losses caused by the termination of the Employment Agreement or its subsequent amendments.

Board of Directors

No Director was separately compensated for services as a Director.  All compensation received by directors who are executive officers is disclosed in the Executive Compensation Table above and for non-executive officers in the footnote below, and thus the amounts are shown as zero in the table below.

RFC’s Subsidiaries’ Board of Directors

No Director was separately compensated for services as a Director.  All compensation received by directors who are executive officers is disclosed in the respective subsidiary table below.

Research Fuel Corp Sdn Bhd Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
William Van Vliet	$0	$0	$0	$0	$0	$0	$0
Cho Nam Sang	$0	$0	$0	$0	$0	$0	$0

Plant Biofuels Corporation Sdn Bhd Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Tan Yee Hean (1)	$34,144	$0	$0	$0	$0	$0	$34,144
Ahmad Faizal B Jaafar (2)	$17,072	$0	$0	$0	$0	$0	$17,072

(1)	Fees paid to Tan Yee Hean of RM120,000 (Malaysian Ringgit), which as of September 30, 2009, was approximately US$34,144 based on the exchange rate of RM > USD = 3.5145.
(2)	Fees paid to Ahmad Faizal B Jaafar of RM60,000 (Malaysian Ringgit), which as of September 30, 2009, was approximately US$17,072 based on the exchange rate of RM > USD = 3.5145.

Optimis Teguh Sdn Bhd Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Badrul Hisham B Md Isa (1)	$29,876	$0	$0	$0	$0	$0	$29,876
Ragbhir Singh A/L Harban Singh	$0	$0	$0	$0	$0	$0	$0

(1)	Fees paid to Badrul Hisham B Md Isa of RM105,000 (Malaysian Ringgit), which as of September 30, 2009, was approximately US$29,876 based on the exchange rate of RM > USD = 3.5145.

Century Corp Sdn Bhd Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Badrul Hisham B Md Isa	$0	$0	$0	$0	$0	$0	$0
Teo Guan Joo (1)	$0	$0	$0	$0	$0	$0	$0

(1)
Excludes Salary paid to Teo Guan Joo as a an executive officer of Research Fuel Corp Sdn Bhd of RM84,000 (Malaysian Ringgit), which as of September 30, 2009, was approximately US$23,900 based on the exchange rate of RM > USD = 3.5145.

PT Plant Biofuel Indonesia Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Linda Wirawan (1)	$3,840	$0	$0	$0	$0	$0	$3,840
Badrul Hisham B Md Isa	$0	$0	$0	$0	$0	$0	$0

(1)	Fees paid to Linda Wirawan of IDR40,000,000 (Indonesian Rupiah), which as of September 30, 2009, was approximately US$3,840 based on the exchange rate of IDR > USD = 10,415.

PT Optimis Teguh Indonesia Directors Compensation for year ended September 30, 2009:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ragbhir Singh A/L Harban Singh	$0	$0	$0	$0	$0	$0	$0
Low Soon Heng	$0	$0	$0	$0	$0	$0	$0

FINANCIAL STATEMENTS

Renewable Fuel Corp
Balance Sheets

	June 30,	September 30,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$112,769	$39,994
Trade and other receivables	16,273	4,770
Inventories	9,575	-
Deferred costs of planned equity offering	163,830	-
Other current assets	20,705	9,606
Total current assets	323,152	54,370
Plants in progress, net	685,220	351,666
Other property and equipment, net	86,744	99,605
Total Assets	$1,095,116	$505,641

Liabilities and Shareholders' Deficit
Liabilities
Current liabilities
Trade and other payables	$468,251	$300,461
Accounts payable, related parties (Note 7)	1,256,627	1,104,305
Accrued liabilities	370,454	388,244
Current portion of capital leases	8,393	10,305
Derivative liability - fair value of warrants	214,385	-
Current portion of term loans	2,100,941	19,338,995
Total current liabilities	4,419,051	21,142,310
Long-term capital lease obligations	29,865	33,214
Long-term portion of term loans	19,958,934	-
Total liabilities	24,407,850	21,175,524
Commitments and contingencies (Note 9)	-	-
Shareholders' Deficit
Preferred stock (mandatorily convertible $0.0001 par value;
10,000,000 shares authorized; 3,128,334 shares outstanding at
June 30, 2010 and September 30, 2009)	313	313
Common stock ($0.0001 par value; 500,000,000 shares authorized;
208,979,345 common shares issued and outstanding as of September 30, 2009
210,247,716 common shares issued, 173,017,716 outstanding as of June 30, 2010	21,025	20,898
Additional paid-in-capital	54,406,405	52,740,049
Accumulated other comprehensive loss	(2,433,130)	(956,898)
Accumulated deficit	(74,895,161)	(72,474,245)
Treasury stock, cost
No common shares held in treasury as of September 30, 2009
37,230,000 common shares held in treasury at June 30, 2010	(3,723)	-
Total Renewable Fuel Corp stockholders' deficit	(22,904,271)	(20,669,883)
Non-controlling interest	(408,463)	-
Total shareholders' deficit	(23,312,734)	(20,669,883)
Total Liabilities and Shareholders' Deficit	$1,095,116	$505,641

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Operations

					Period From
	For the Three	For the Three	For the Nine	For the Nine	Inception
	Months Ended	Months Ended	Months Ended	Months Ended	(October 1, 2006)
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009	to June 30, 2010

Revenue	$1,590	$-	$1,739	$-	$1,739

Cost of sales	11,037	-	16,378	-	16,378

Gross profit (loss)	(9,447)	-	(14,639)	-	(14,639)

Operating expenses
Impairment of plants and land held for sale	-	-	-	66,579,447	66,579,447
Payroll and share-based compensation expense	103,589	245,281	502,741	984,583	3,537,028
Legal and professional fees	199,988	288,450	335,464	703,977	1,201,113
Depreciation	5,857	6,914	20,322	20,779	50,138
Other general and administrative expenses	110,793	131,694	214,850	292,597	791,893
Total operating expenses	420,227	672,339	1,073,377	68,581,383	72,159,619

Loss from operations	(429,674)	(672,339)	(1,088,016)	(68,581,383)	(72,174,258)

Other income (loss), net	(377,452)	(380,566)	(1,182,221)	(1,093,718)	(2,603,712)

Loss before income taxes	(807,126)	(1,052,905)	(2,270,237)	(69,675,101)	(74,777,970)

Income tax expense	-	-	-	-	-

Net loss	(807,126)	(1,052,905)	(2,270,237)	(69,675,101)	(74,777,970)

Net loss attributable to noncontrolling interest	(305,264)	-	(412,186)	-	(412,186)

Net loss attributable to Renewable Fuel Corp	(501,862)	(1,052,905)	(1,858,051)	(69,675,101)	(74,365,784)

Dividends on preferred stock	187,620	-	562,865	-	562,865

Net loss available to common stockholders	(689,482)	(1,052,905)	(2,420,916)	(69,675,101)	(74,928,649)

Other comprehensive loss:
Net loss	(807,126)	(1,052,905)	(2,270,237)	(69,675,101)	(74,777,970)
Currency translation adjustment	(135,321)	(1,344,013)	(1,476,232)	(355,169)	(2,433,130)

Comprehensive loss	(942,447)	(2,396,918)	(3,746,469)	(70,030,270)	(77,211,100)

Net loss attributable to noncontrolling interest	(305,264)	-	(412,186)	-	(412,186)
Comprehensive loss attributable to noncontrolling interest	(114,937)	-	(707,374)	-	(707,374)
Comprehensive loss attributable to Renewable Fuel Corp	$(522,246)	$(2,396,918)	$(2,626,909)	$(70,030,270)	$(76,091,540)

Net loss per share available to common stockholders, basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.34)	$(0.50)
Weighted average number of common shares outstanding	172,888,653	207,653,895	189,352,046	205,886,072	149,670,661

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Owners Equity

						Accumulated				Total Renewable
					Additional	other				Fuel Corp
	Preferred stock		Common stock		paid-in-	comprehensive	Accumalated	Treasury stock		Stockholders'	Non-controlling
	Shares	Amount	Shares	Amount	capital	loss	deficit	Shares	Amount	Deficit	Interest
Issuance of common shares at inception (October 1, 2006)	-	$-	2,510,404	$251	$116,962	$-	$-	-	$-	$117,213	$-
Issuance of common shares	-	-	7,414,445	741	358,121	-	-	-	-	358,862	-
Comprehensive income (loss)	-	-	-	-	-	-	-	-	-	-	-
Net Income	-	-	-	-	-	-	58,698	-	-	58,698	-
Foreign currency translation adjustment	-	-	-	-	-	(31,634)	-	-	-	(31,634)	-
Balance at September 30, 2007	-	-	9,924,849	992	475,083	(31,634)	58,698	-	-	503,139	-

Issuance of preferred shares	917,168	92	-	-	9,171,588	-	-	-	-	9,171,680	-
Issuance of common shares	-	-	110,983,152	11,098	5,518,902	-	-	-	-	5,530,000	-
Acquisition of BRII	-	-	80,960,000	8,097	9,512,507	-	-	-	-	9,520,604	-
Share-based compensation	-	-	2,601,593	260	600,708	-	-	-	-	600,968	-
Comprehensive loss	-	-	-	-	-	-	-	-	-		-
Net loss	-	-	-	-	-	-	(963,386)	-	-	(963,386)	-
Foreign currency translation adjustment	-	-	-	-	-	(376,712)	-	-	-	(376,712)	-
Balance at September 30, 2008	917,168	92	204,469,594	20,447	25,278,788	(408,346)	(904,688)	-	-	23,986,293	-

Issuance of preferred shares	2,211,166	221	-	-	22,111,439	-	-	-	-	22,111,660	-
Issuance of common shares	-	-	3,987,766	399	3,987,367	-	-	-	-	3,987,766	-
Share-based compensation	-	-	521,985	52	1,362,455	-	-	-	-	1,362,507	-
Comprehensive loss	-	-	-	-	-	-	-	-	-		-
Net loss	-	-	-	-	-	-	(71,569,557)	-	-	(71,569,557)	-
Foreign currency translation adjustment	-	-	-	-	-	(548,552)	-	-	-	(548,552)	-
Balance at September 30, 2009	3,128,334	313	208,979,345	20,898	52,740,049	(956,898)	(72,474,245)	-	-	(20,669,883)	-

Issuance of common shares	-	-	1,015,559	102	1,015,457	-	-	-	-	1,015,559	-
Treasury shares	-	-	-	-	-	-	-	37,230,000	(3,723)	(3,723)	3,723
Share-based compensation	-	-	20,312	2	115,447	-	-	-	-	115,449	-
Shares issued for professional services	-	-	232,500	23	232,477	-	-	-	-	232,500	-
Reclassification of warrants to derivative liability	-	-	-	-	(259,890)	-	-	-	-	(259,890)	-
Dividends on preferred stock	-	-	-	-	562,865	-	(562,865)	-	-	-	-
Loss attributable to noncontrolling interest	-	-	-	-	-	-		-	-	-	(412,186)
Comprehensive loss	-	-	-	-	-	-	-	-	-
Net loss attributable to RFC	-	-	-	-	-	-	(1,858,051)	-	-	(1,858,051)	-
Foreign currency translation adjustment	-	-	-	-	-	(1,476,232)	-	-	-	(1,476,232)	-
Balance at June 30, 2010	3,128,334	$313	210,247,716	$21,025	$54,406,405	$(2,433,130)	$(74,895,161)	37,230,000	$(3,723)	$(22,904,271)	$(408,463)

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Cash Flow

	For the Three	For the Three	For the Nine	For the Nine	Period From Inception
	Months Ended	Months Ended	Months Ended	Months Ended	(October 1, 2006) to
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009	June 30, 2010
Cash flows from operating activities
Net loss	$(807,126)	$(1,052,905)	$(2,270,237)	$(69,675,101)	$(74,777,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,857	6,914	20,322	20,779	50,138
Impairment of plant and leasehold land	-	-	-	66,579,447	66,579,447
Non-cash share-based compensation expense	1,947	73,885	115,449	250,059	2,078,924
Shares issued for legal and professional expenses	107,301	-	82,500	-	82,500
Bad debt expense	-	-	-	-	88
Loss on foreign exchange	-	-	-	-	97,640
Interest expense recorded into principal balance of loan	433,750	379,900	1,273,271	1,093,313	2,786,301
Change in fair value of derivative liability	(8,262)	-	(45,505)	-	(45,505)
Gain (loss) on disposal of investments and other	-	-	-	-	(11,004)
Changes in:
Trade and other receivables	233	(821)	(11,116)	6,648	72,994
Other current assets	(14,954)	1,860	(24,929)	23,109	525,822
Inventories	1,418	-	(9,399)	-	(9,399)
Other assets	-	-	-	-	15,528
Trade and other payables	(3,870)	99,026	(46,223)	(23,143,618)	(936,274)
Accounts payable, related parties	42,308	(648,852)	114,274	22,840,007	159,778
Accrued liabilities	9,416	7,015	(29,015)	(555,262)	(546,176)
Net cash used in operating activities	(231,982)	(1,133,979)	(830,608)	(2,560,619)	(3,877,168)

Cash flows from investing activities
Fixed asset additions	(22,878)	-	(114,272)	-	(122,110)
Proceeds from disposal of investments	-	-	-	-	67,112
Net cash used in investing activities	(22,878)	-	(114,272)	-	(54,998)

Cash flows from financing activities
Advances from shareholders	-	-	-	697,123	7,209,527
Payments to contractors	-	-	-	-	(6,822,905)
Cash received in share exchange agreements	-	-	-	-	137,157
Payments on capital lease obligations	(2,738)	(2,421)	(6,765)	(7,997)	(17,739)
Proceeds from share issuances	97,288	1,066,195	1,015,559	1,729,196	3,399,959
Net cash provided by financing activities	94,550	1,063,774	1,008,793	2,418,322	3,905,998

Net increase (decrease) in cash	(160,310)	(70,205)	63,914	(142,297)	(26,167)
Effect of exchange rate changes	(5,830)	9,937	8,861	(12,693)	117,541
Cash, beginning of period	278,909	111,954	39,994	206,676	21,395
Cash, end of period	$112,769	$51,686	$112,769	$51,686	$112,769

Supplemental cash flow information
Interest paid	$-	$-	$-	$-	$-
Taxes paid	$-	$-	$-	$-	$-

Non-cash investing and financing activities disclosures:
Vehicle financed through capital lease	$-	$-	$-	$41,351	$41,351
Non-cash plant additions in accounts payable	$191,716	$-	$204,240	$376,135	$16,328,511
Conversion of shareholders advances to common stock	$-	$-	$-	$1,961,570	$7,492,530
Net assets acquired in share exchanges (Note 3)	$-	$-	$-	$-	$9,520,525
Conversion of trade payables to preferred stock	$-	$-	$-	$-	$31,283,340
PBC treasury stock exchange agreement	$-	$-	$3,723	$-	$3,723
Dividends accrued on preferred stock	$187,622	$-	$562,865	$-	$562,865
Common shares issued for legal services related to planned offering	$-	$-	$150,000	$-	$150,000
Common shares issued for legal services related to planned offering	$-	$-	$259,890	$-	$259,890

See accompanying notes to the financial statements.

Renewable Fuel Corp
Notes to the Financial Statements

NOTE 1—INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for the year ending September 30, 2009 have been omitted. These unaudited interim consolidated financial statements include the accounts of Renewable Fuel Corp and its subsidiaries.

NOTE 2—LIQUIDITY AND GOING CONCERN CONSIDERATIONS

The accompanying consolidated condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced cumulative losses of $75 million from October 1, 2006 (inception) through June 30, 2010, has net negative equity of $23 million and has not commenced operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.

Renewable Fuel is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

Repurchase of common shares into treasury – The Company utilizes the cost method to account for all treasury stock transactions, which are valued at the Company’s estimate of the consideration granted in return for the shares.

Debt Modifications – Debt modifications are evaluated to determine if resulting cash flows have been significantly affected by changes in principal amounts, interest rates, terms or maturity. Restructurings are evaluated for treatment as debt extinguishments or simple modifications. Restructurings to date have all been treated as modifications as the net present value of cash flow requirement s have not been significantly affected.

Warrants – The Company accounts for all warrants with adjustment clauses in accordance with ASC 820, which was adopted as of October 1, 2009.  The Company reviews the key terms of warrants issued, including all conversion rates and down round provisions which protect the holder from changes to the our capitalization and future declines in our share price. In accordance with the guidance, on October 1, 2009, the Company reclassified warrants granted through September 30, 2009 from paid in capital to a derivative liability. The fair value of the related warrants is determined at the end of each accounting period, with any changes in fair value being recorded as other income or expense.

NOTE 4—SPIN OFF PLANT BIOFUELS CORPORATION

As a result of Renewable Fuel's purchase of PBC in December 2007 PBC was not in compliance with several debt covenants, and in technical default on its primary loan facility with a Malaysian bank; see "Note 5 - Term Loans in Default" for additional information regarding the loan facility.  The primary issue involved the stipulation that the obligor on the loan facility, PBC, must be owned by at least a simple majority of domiciled Malaysian citizens.  In order to cure the default the Company transferred 51% of the common shares of PBC to Dakap Capaian Sdn. Bhd. ("DCSB"), a company wholly-owned and controlled by two of the Company's directors.

The transaction to transfer PBC shares to DCSB was completed on February 2, 2010 as follows.
1.	Each of the two companies that formerly owned PBC, transferred 51% of the Renewable Fuel stock they received as consideration for the sale of PBC.
2.	Renewable Fuel transferred 51% of the PBC shares it acquired in December 2007 to DCSB.

These transfers are intended to be temporary, were undertaken for the sole purpose of curing the debt covenant default, and per the share exchange agreement will unwind and revert to prior ownership levels at the time that the debt with the bank is extinguished. The Company has classified the common shares it received in exchange as Treasury Stock, to revert back to the original owners in the future. The Company reviewed the valuation of the 51% ownership in PBC and in turn determined that the fair value of the consideration of this transaction was equal to $3,723, which is the par value of the Company’s common shares.

In addition, PBC executed a loan agreement for $17 million to recognize advances made by Renewable Fuel to date.  This loan is to be paid together with estimated interest of $5 million in 48 equal monthly installments, beginning January 1, 2015.  The loan balances have been eliminated in the Company’s consolidated financial statements.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

Property and equipment, net consisted of the following at:

	June 30, 2010	September 30, 2009
Buildings and improvements	$29,123	$20,993
Furniture and equipment	27,201	32,507
Computer equipment	20,071	37,108
Vehicles	62,974	58,708
Total	139,369	129,316
Less - accumulated depreciation	(52,623)	(29,711)
Property and equipment, net	$86,746	$99,605

Plants in progress consisted of the following at:

	June 30, 2010	September 30, 2009
PBC plant and leasehold interest in land	$43,293,677	$40,076,042
Century/PTPBI plant and leasehold interest in land	16,414,791	15,301,608
Optimis/PTOTI plant	12,401,787	11,561,706
Total	72,110,255	66,939,356
Less - accumulated impairment losses	(71,425,035)	(66,579,447)
Plants in progress, net	$685,220	$351,666

Renewable Fuel leases the land for its plants under 20 and 99 year agreements and capitalizes the upfront payments for the leasehold interests.  The carrying amount for the land includes these upfront lease payments and land costs, duties and professional fees incurred in relation to the acquisition of the land.

Plant in progress at June 30, 2010 and September 30, 2009 includes approximately $1.0 million of interest cost which has been capitalized into plants in progress related to the PBC plant.

NOTE 6—TERM LOANS

The Company was in compliance with all restrictive covenants associated with its borrowings as of September 30, 2010 with the exception of the Facilities described above.  PBC was in default which stemmed from a debt covenant requiring the Company to obtain bank approval prior to engaging in activities that would change ownership of PBC.  The Company's acquisition of PBC in December, 2007 occurred without the bank's approval.  The bank requires that majority ownership of creditors be domiciled Malaysian.  The Company cured this default by engaging in a divesture of 51% of the legal ownership to a wholly-owned Malaysian entity in February 2010.  As a result, in February 2010, the Company reclassified the long term portion of the term loans from its classification as a current liability during the time period that the Company was not in compliance with all loan covenants.

In May 2010, PBC negotiated modifications to its loan facility with the Malaysian bank.  The modifications, effective 2009, extended the availability period of the revolving line of credit from December 2009 to December 2010, the maturity of the term loans from six years to seven years and the first monthly payment date from January 2010 to December 2010.   These modifications resulted in the Company being in compliance with the terms of the loan.

Debt consisted of the following as of:
	June 30,	September 30,
	2010	2009
Term loan maturing November 5, 2014, payable in 84 installments of $13,587 beginning December 1, 2010, bearing interest at 8.25% as of June 30, 2010.	$1,141,274	$1,000,508
Term loan maturing December 6, 2014, payable in 84 monthly installments of $249,031, beginning January 1, 2011, bearing interest at 8.25% as of June 30, 2010	20,918,601	18,338,487
Total term loan payable	$22,059,875	19,338,995
Less: Current portion of term loan	2,100,941	19,338,995
Long term portion of term loan	$19,958,934	$-

Future principal payments on the term loans are as follows:

For the twelve months ended June 30:
2011	$2,100,941
2012	3,151,411
2013	3,151,411
2014	3,151,411
2015	3,151,411
Thereafter	7,353,290
Total	$22,059,875

The Company incurred interest expense of approximately $1.3 million, $1.1 million and $2.8 million during the nine months ended June 30, 2010 and 2009, and the period from October 1, 2006 (Inception) through June 30, 2010, respectively.

NOTE 7—STOCKHOLDERS' EQUITY

Common Stock

On October 1, 2006 Century began operations in the biodiesel industry.  The Company had 2,510,404 of restated shares of common stock outstanding and paid in capital of $117,213.

On January 22, 2007, Century issued 7,414,445 restated shares of common stock for total proceeds of $358,862.

On July 28, 2008, Century issued 110,983,152 restated Renewable Fuel shares of restricted common stock to individuals in exchange for the forgiveness of $5,530,000 of advances made to the company during the period March 2007 through July 2008.

On September 5, 2008, the Company consummated a share exchange agreement to acquire BRII.  The Company exchanged 120,908,000 shares of its restricted common stock for 100% of the issued and outstanding ordinary shares of BRII, and BRII became a 100% owned subsidiary of the Company.  The Company had 80,960,000 outstanding shares of common stock prior to its acquisition of BRII.

On February 3, 2009 the Company issued 1,961,570 shares of restricted common stock to individuals in exchange for the forgiveness of $1,961,570 in advances made to various Renewable Fuel subsidiaries from November 2007 through January 2009.

During the fiscal year ended September 30, 2009, the Company issued 2,026,196 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $2,026,196

During the nine months ended June 30, 2010 the Company issued 1,015,559 shares of its restricted common stock to individuals at $1.00 per share for cash consideration totaling $1,015,559.  In addition, the Company issued 232,500 common shares to various individuals as compensation for professional and consulting services rendered to the Company during the period, valued at $1.00.  In connection with this issuance, the Company capitalized $150,000 deferred financing costs as the services were deemed to directly support the Company’s planned S-1 registration with the SEC.

The Company’s CEO receives common stock equal to 2% of all equity transactions, as defined in his employment agreement, including common and preferred stock issuances.  As a result of this agreement, the Company issued 20,312, 257,249 and 4,603,891 common shares to the CEO during the nine months ended June 30, 2010 and 2009 and the period from October 1, 2006 (inception) through June 30, 2010.

Common Stock Options

During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the "Employee Options"). The Employee Options are exercisable to purchase shares of Renewable Fuel common stock at a price equal to or greater than the fair value of the stock at the time the options were granted. The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

The Company’s CEO receives common stock option equal to 5% of all equity transactions, as defined in his employment agreement, including common and preferred stock issuances.  The options have immediate vesting terms and have a contractual life of ten years. The following table outlines common stock options granted to the CEO since inception:

		Exercise price
Date Issued	Options issued	per share	Fair Value
December 31, 2007	3,650,000	$0.10	$319,697
September 5, 2008	6,045,400	$0.07	390,822
September 24, 2008	458,584	$1.00	22,831
September 30, 2009	1,304,968	$1.00	747,765
Period ended June 30, 2010	50,779	$1.00	$29,097
Total issued since inception	11,509,731		$1,510,212

The fair value of each option grant is estimated at the date of grant using the Black-Scholes pricing model with the following weighted average assumptions for grants during the nine months ended June 30, 2010 and the period from September 1, 2006 (Inception) through June 30, 2010:

	June 30, 2010	Inception to June 30, 2010
Weighted average fair value of options granted	$0.57	$0.11
Dividend yield	0%	0%
Weighted average risk-free interest rate	1.81%	1.41%
Weighted average expected volatility	68%	124%
Expected life in years	5	5
Weighted average fair value of common stock	$1.00	$0.15

Compensation expense recognized in the accompanying consolidated statement of operations related to the Employee Options and CEO Options for the period ended June 30, 2010 and 2009 and for the period from October 1, 2006 (inception) through June 30, 2010, were approximately $95,000, $176,000 and $1,350,000, respectively.  As of June 30, 2010 the Company had a total of $56,456 in compensation costs related to share-based compensation to recognize over the remaining service period of 0.3 years for non-vested options.

The following table summarizes information about common stock options granted, exercised, forfeited, vested and exercisable:
		Weighted-
		Average
	Options	Exercise Price
Outstanding at October 1, 2006	-
Granted	13,753,984	$0.12
Forfeited	-
Exercised	-
Outstanding at September 30, 2008	13,753,984	$0.12
Granted	1,304,968	$1.00
Forfeited	(400,000)	$0.10
Exercised	-
Outstanding at September 30, 2009	14,658,952	$0.19
Granted	50,779	$1.00
Forfeited	-
Exercised	-
Outstanding at June 30, 2010	14,709,731	$0.20
Options exercisable - June 30, 2010	13,709,731	$0.20
Options vested or expected to vest	14,709,731	$0.20

The following is a summary of options outstanding and exercisable at June 30, 2010:

		Weighted-Average		Weighted-Average
Exercise	Options	Remaining	Options	Remaining
Price	Outstanding	Contractual Life	Exercisable	Contractual Life
$ 0.07	6,045,400	8.2	6,045,400	8.2
$ 0.10	6,850,000	7.5	5,850,000	7.5
$ 1.00	1,814,331	8.8	1,814,331	8.8
$ 0.15	14,709,731	7.9	13,709,731	8.1

Common Stock Warrants

On February 20, 2009, the Company issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  Holders of the Company's common stock warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.

For purposes of determining the fair value of the common stock warrant, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

The weighted average fair value of warrant issued (per common share)	$0.43
Dividend yield	0%
Weighted average risk-free interest rate	1.81%
Weighted average expected volatility	70%
Expected life in years	2.5

The fair value of the warrant was determined using the deemed fair value of the underlying common stock of $1.00 per common share at February 20, 2009.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrant.  The expected life of the warrant was derived as the midpoint between its five year contractual life and it’s immediately exercisability.  The fair value of the warrant determined was included in additional paid-in capital as a transaction cost.

In accordance with ASC 820, the Company reclassified the value of the warrants from paid in capital to derivative liability on October 1, 2009.  The Company used the Black-Scholes option pricing model to determine the fair value of the warrants at the end of each accounting period.  As of June 30, 2010, the fair value of the derivative liability was valued at $214,385, which resulted in other income of $8,262 and $45,505 for the three and nine months ended June 30, 2010, respectively.

Mandatorily Convertible Preferred Stock

The Company’s restated certificate of incorporation filed on September 18, 2008 authorizes 10,000,000 shares of Preferred Stock with a par value of $0.0001 and a stated value of $10.00.

A summary of the Company’s convertible preferred stockholders is as follows at:

	Shares Held as of:
	June 30, 2010	September 30, 2009
Plant Offshore Group Limited	917,168	917,168
Oilcorp International Limited	2,211,166	2,211,166
Total	3,128,334	3,128,334

The holders of the Series A Preferred Stock accrue dividends at the rate of 8% per share per annum. Dividends are cumulative, accrue on a quarterly basis commencing one year from the date of issuance (the "Commencement Date") and when declared will be paid with the Company's common stock at a conversion rate of $1.00 per common share.  Dividends will accrue from the commencement date until the preferred shares have been converted into debt or common stock as described below.  If dividends on the Series A Preferred Stock have not been paid or declared, the deficiency shall be paid or declared before any dividend is declared for common stock. Dividends in arrears do not bear interest. The Company has not declared any dividends on the Series A Preferred Stock outstanding. There was $562,865 of Series A Preferred Stock dividends in arrears as of June 30, 2010.

If at any time during the first 12 months following the issuance of preferred stock, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.  If at any time afterward, until such time as the preferred stock has been converted into debt, as described below, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.

One year after issuance date, preferred Stockholders have the right to convert all their shares of Preferred Stock into a debt obligation of the Company (the "Debt Conversion") at the rate of $10 per preferred share.  Interest on the principal amount of the debt will be paid at the rate of 8%, payable quarterly in arrears, by issuing Company common shares at a conversion rate of $1.00 per common share.  The holder has the right to receive up to 25% of the Company's net income after taxes, as defined in the Company's annual audited financial statements until the full amount of the debt has been repaid or until the Company's common stock begins trading on a stock exchange, market or other trading facility, at which time the remaining outstanding debt amount will automatically convert in shares of the Company's common stock at a conversion price of $1.00 per common share.

During 2009, the Company entered into a supplemental agreement with Oilcorp granting preferential debt service payments if Oilcorp elects to convert its preferred stock to debt.  In addition, the supplemental agreement provided for certain anti-dilutive protections and adjustments in calculating the conversion price per share upon conversion into the Company’s common stock.  These protections would come in the form of warrants granted to Oilcorp, as calculated under a formula based on the weighted average market price of the Company’s common stock during the first 10 days of trading on a stock exchange.

The Company has evaluated this conversion arrangement and determined that it is not an embedded derivative as of June 30, 2010 as they do not project that the conversion option will not be exercised. In addition, both preferred stockholders have not elected to convert their interests back into debt as of June 30, 2010.

NOTE 8—RELATED PARTY TRANSACTIONS

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  See "Note 10 - Commitments and Contingencies" for additional information regarding these contracts.  Cash flows remitted by the Company to the contractors are treated as financing in nature given that significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

Advances totaling $924,357 and $861,742 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at June 30, 2010 and September 30, 2009, respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. See "Note 7 - Stockholders' Equity" for additional information with respect to the terms of the Company's Series A Preferred Stock issued to Oilcorp in exchange for trade payables related to these services.   Accounts payable to various subsidiaries of Oilcorp, totaled $66,895 and $62,364 are included in accounts payable, related parties at June 30, 2010 and September 30, 2009, respectively.

Accounts payable, related party in the Company's accompanying balance sheet includes $265,374 and $194,539 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of June 30, 2010 and September 30, 2009, respectively.

On February 2, 2010 the Company entered into a share exchange agreement with Dakap Capaian Sdn. Bhd., a company wholly-owned and controlled by two of the Company's shareholder-directors (Note 4).

NOTE 9—OPERATING SEGMENTS

The Company reports its operating segments based on geographical location of future biodiesel refining activities, which include Malaysia, Indonesia and corporate activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate items that are of a non-operating nature or corporate expenses to the business segments.  Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs, including management service expenses.

The following table represents the significant results and financial position by operating segment during the period:
	Nine months ended	Nine months ended
	June 30,	June 30,
	2010	2009
Loss before income taxes:
Malaysia	$(217,452)	$(39,714,546)
Indonesia	(53,139)	(27,322,490)
Corporate (a)	(2,045,151)	(2,638,065)
	$(2,315,742)	$(69,675,101)

	As of	As of
	June 30, 2010	September 30, 2009
Assets:
Malaysia	$760,112	$416,735
Indonesia	36,882	41,621
Corporate (b)	298,122	47,285
	$1,095,116	$505,641

(a)
Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense and interest income, all reflected on an accrual basis of accounting.

(b)	Corporate and other includes cash and other assets not associated with the business segments.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Capital Commitments
On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Malaysia.  The contract price indicated a cost of approximately $32 million.  At June 30, 2010 construction on the Kuantan plant was substantially complete.

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia.  The contract price indicated a cost of approximately $33 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57.5 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia.  The contract price indicates a cost of approximately $57 million.

Contingencies
As of June 30, 2010, the Company was not subject to any material legal proceedings.  From time to time, however the Company is named as a defendant in legal actions arising from normal business activities with customers, vendors and business partners.  Although the Company cannot accurately predict the amount of its liability, if any, that could arise with respect to currently pending legal actions, it is not expected that any such liability will have a material adverse effect on the Company's financial position, operating results or cash flows.

NOTE 11—SUBSEQUENT EVENTS

From July 1, 2010 through November 9, 2010 the Company issued 290,926 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $290,926.  In connection with these transactions the Company's CEO was granted 3,466 shares of common stock and options to acquire 8,663 shares of common stock in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an equity transaction, as defined by his employment agreement.

Independent Auditors’ Report

To the Board of Directors of
Renewable Fuel Corp

We have audited the accompanying consolidated balance sheets of Renewable Fuel Corp and subsidiaries (the “Company”) (a development stage company) as of September 30, 2009 and 2008 and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended and the period from October 1, 2006 (Inception) through September 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the risk that the Company may not successfully raise the necessary capital and the risk that the Company may not have adequate liquidity to fund their operations raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The accumulated deficit during the development stage for the period from inception to September 30, 2009 is $72,474,245.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2009 and 2008 and the results of their operations and their cash flows for the years then ended and the period from Inception through September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

PMB Helin Donovan, LLP

/S/ PMB Helin Donovan, LLP

Houston, Texas
August 31, 2010

Renewable Fuel Corp
Balance Sheets

	2009	2008

Assets
Current Assets
Cash and cash equivalents	$39,994	$206,676
Trade and other receivables	4,770	13,589
Other current assets	9,606	31,423
Total current assets	54,370	251,688
Plants in progress, net	351,666	67,412,757
Other property and equipment, net	99,605	78,177
Real estate held for sale, net	-	641,421
Total Assets	$505,641	$68,384,043

Liabilities and Shareholders' Equity (Deficit)
Liabilities
Current liabilities
Trade and other payables	$300,461	$23,098,970
Accounts payable, related parties (Note 8)	1,104,305	2,325,430
Accrued liabilities	388,244	884,965
Current portion of capital leases	10,305	7,764
Term notes in default	19,338,995	18,075,243
Total current liabilities	21,142,310	44,392,372
Long-term capital lease obligations	33,214	5,378
Total liabilities	21,175,524	44,397,750
Commitments and contingencies (Note 11)	-	-
Shareholders' Equity (Deficit)
Preferred stock (mandatorily convertible $.0001 par value; 10,000,000 shares authorized; 3,128,334 and 917,168 shares outstanding at September 30, 2009
and 2008, respectively)	313	92
Common stock ($.0001 par value; 500,000,000 shares authorized; 208,979,345 and
204,469,594 shares outstanding at September 30, 2009 and 2008, respectively	20,898	20,447
Additional paid-in-capital	52,740,049	25,275,877
Accumulated other comprehensive income	(956,898)	(405,435)
Accumulated deficit	(72,474,245)	(904,688)
Total shareholders' equity (deficit)	(20,669,883)	23,986,293
Total Liabilities and Shareholders' Equity (Deficit)	$505,641	$68,384,043

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Operations

			Period From Inception
	Year Ended September 30,		(October 1, 2006) to
	2009	2008	September 30, 2009
Revenue	$-	$-	$-

Operating expenses
Impairment of plants and land held for sale	66,579,447	-	66,579,447
Payroll and share-based compensation expense	2,327,858	706,429	3,034,287
Legal and professional fees	786,921	78,728	865,649
Depreciation	27,761	1,973	29,816
Other general and administrative expenses	357,666	215,793	577,043
Total operating expenses	70,079,653	1,002,923	71,086,242

Loss from operations	(70,079,653)	(1,002,923)	(71,086,242)
Other income (loss), net	(1,489,904)	39,537	(1,421,491)
Loss before income taxes	(71,569,557)	(963,386)	(72,507,733)

Income tax expense	-	-	-
Net loss	$(71,569,557)	$(963,386)	$(72,507,733)

Other comprehensive loss
Currency translation adjustment	548,552	376,712	956,898

Comprehensive loss	$(72,118,109)	$(1,340,098)	$(73,464,630)

Basic and diluted earnings per share	$(0.35)	$(0.01)	$(0.77)

Weighted average shares outstanding	206,659,873	73,081,743	93,576,626

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Owners Equity

						Accumulated	Deficit Accumulated	Total
	Convertible preferred				Additional	other	during	Shareholders'
	stock		Common stock		paid-in	comprehensive	development	equity
	Shares	Amount	Shares	Amount	capital	income (loss)	stage	(deficit)
Issuance of common shares at inception (October 1, 2006)	-	$-	2,510,404	$251	$116,962	$-	$-	$117,213
Issuance of common shares	-	-	7,414,445	741	358,121	-	-	358,862
Comprehensive income (loss)	-	-	-	-	-	-	-
Net Income	-	-	-	-	-	-	58,698	58,698
Foreign currency translation adjustment	-	-	-	-	-	(31,634)	-	(31,634)
Balance at September 30, 2007	-	-	9,924,849	992	475,083	(31,634)	58,698	503,139

Issuance of preferred shares	917,168	92	-	-	9,171,588	-	-	9,171,680
Issuance of common shares	-	-	110,983,152	11,098	5,518,902	-	-	5,530,000
Acquisition of BRII	-	-	80,960,000	8,097	9,512,507	-	-	9,520,604
Share-based compensation	-	-	2,601,593	260	600,708	-	-	600,968
Comprehensive loss	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(963,386)	(963,386)
Foreign currency translation adjustment	-	-	-	-	-	(376,712)	-	(376,712)
Balance at September 30, 2008	917,168	92	204,469,594	20,447	25,278,788	(408,346)	(904,688)	23,986,293

Issuance of preferred shares	2,211,166	221	-	-	22,111,439	-	-	22,111,660
Issuance of common shares	-	-	3,987,766	399	3,987,367	-	-	3,987,766
Share-based compensation	-	-	521,985	52	1,362,455	-	-	1,362,507
Comprehensive loss	-	-	-	-	-	-	-
Net Income	-	-	-	-	-	-	(71,569,557)	(71,569,557)
Foreign currency translation adjustment	-	-	-	-	-	(548,552)	-	(548,552)
Balance at September 30, 2009	3,128,334	$313	208,979,345	$20,898	$52,740,049	$(956,898)	$(72,474,245)	$(20,669,883)

See accompanying notes to the financial statements.

Renewable Fuel Corp
Statements of Cash Flow

			Period From Inception
	Year Ended September 30,		(October 1, 2006) to
	2009	2008	September 30, 2009
Cash flows from operating activities
Net loss	$(71,569,557)	$(963,386)	$(72,507,733)
Adjustments to reconcile net loss to new cash used in operating activities:
Depreciation	27,761	1,973	29,816
Impairment of plant and leasehold land	66,579,447	-	66,579,447
Non-cash share-based compensation expense	1,362,507	600,968	1,963,475
Bad debt expense	-	88	88
Loss on foreign exchange	-	97,640	97,640
Interest expense recorded into principal balance of loan	1,513,030	-	1,513,030
Gain (loss) on disposal of investments and other	-	12,160	(11,004)
Changes in:
Trade and other receivables	8,819	20,990	84,110
Other current assets	21,817	524,132	550,751
Other assets	-	15,528	15,528
Trade and other payables	(303,685)	(554,680)	(890,051)
Accounts payable, related parties	43,322	2,182	45,504
Accrued liabilities	(496,721)	(20,440)	(517,161)
Net cash used in operating activites	(2,813,260)	(262,845)	(3,046,560)

Cash flows from investing activities
Fixed asset additions	(7,838)	-	(7,838)
Proceeds from disposal of investments	-	67,112	67,112
Net cash provided by investing activities	(7,838)	67,112	59,274

Cash flows from financing activities
Advances from shareholders	697,123	5,960,552	7,209,527
Payments to contractors	-	(5,988,963)	(6,822,905)
Cash received in share exchange agreements	-	137,157	137,157
Payments on capital lease obligations	(10,974)	-	(10,974)
Proceeds from share issuances	2,026,196	-	2,384,400
Net cash provided by financing activities	2,712,345	108,746	2,897,205

Net decrease in cash	(108,753)	(86,987)	(90,081)
Effect of exchange rate changes	(57,929)	215,374	108,680
Cash, beginning of period	206,676	78,289	21,395
Cash, end of period	$39,994	$206,676	$39,994

Supplemental non-cash investing and financing activities disclosures:
Vehicle financed through capital lease	$41,351	$-	$41,351
Non-cash plant additions in accounts payable	$383,164	$6,750,780	$16,124,271
Conversion of shareholders advances to common stock	$1,961,570	$5,530,960	$7,492,530
Net assets acquired in share exchanges (Note 3)	$-	$9,520,525	$9,520,525
Conversion of trade payables to preferred stock	$22,111,660	$9,171,680	$31,283,340

See accompanying notes to the financial statements.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Organization

Renewable Fuel Corp (A Development Stage Company) is a privately held entity originally planned to be an integrated producer, blender and distributor of biodiesel and blended fuels.  Based upon the current economic conditions Renewable Fuel Corp has temporarily focused on the commercial development of glycerin.  Renewable Fuel Corp ("Renewable Fuel" or the "Company") was incorporated in the State of Nevada on September 11, 2007. Renewable Fuel owns a license to produce biodiesel products in Malaysia and two additional biodiesel licenses in Indonesia.

Renewable Fuel conducts its Indonesian operations through its two wholly-owned Malaysian subsidiaries, Century Corp Sdn. Bhd. ("Century") and Optimis Teguh Sdn. Bhd. ("Optimis").  Century and Optimis own two Indonesian entities, PT Plant Biofuel Indonesia ("PTPBI") and PT Optimis Teguh Indonesia ("PTOTI"), respectively, which own the licenses for the Company's planned biodiesel production in Indonesia.

Renewable Fuel acquired Century and Optimis through a transaction with their original parent BRII on September 8, 2008, through a share exchange agreement in a transaction accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of ownership and control of BRII, Century was treated as the accounting acquirer.

Renewable Fuel conducts its Kuantan operations through its two wholly-owned Malaysian subsidiaries, Plant Biofuels Corporation Sdn. Bhd. ("PBC") and Research Fuel Corp Sdn. Bhd. ("Research"). PBC and its subsidiary Research were acquired by Renewable Fuel Corp through an acquisition accounted for as a reverse merger in December 2007.

The accounts of Optimis, PTOTI, Renewable Fuel, PBC and Research have been included in Renewable Fuel’s consolidated financial statements from the acquisition date of September 5, 2008, the date of the share exchange agreement between Renewable Fuel and BRII.  The historical financial statements for the year ended September 30, 2008 and the period from inception (October 1, 2006) through September 5, 2008 are those of the accounting acquirer, Century.  The historical financial results of the accounting acquirer consist of the combined operating results of Century, and its 99% owned subsidiary, PTPBI ("Century Consolidated").

Renewable Fuel's biodiesel plant under construction, located in Kuantan, Malaysia on leasehold interest land, under a 99-year lease, is expected to be operational by the fall of 2010.  The Kuantan plant has a nameplate capacity license and underlying infrastructure to produce 60 million gallons annually (MGA), twice the current production capacity.  The refinery is designed to produce palm oil-based biodiesel.  The plant, operated by Renewable Fuel’s wholly owned subsidiary PBC is capable of producing 30 MGA of Palm Oil Methyl Ester ("PME") biodiesel and 2.4 MGA of refined glycerin.  The glycerin refining unit has been designed to operate independently from the biodiesel production train.

In addition, Renewable Fuel leases, under 20-year leases, two adjacent 10 acre sites, each with 60 MGA nameplate licenses and deep water access in Dumai, Indonesia.  Plant construction has been minimal to date and primarily consists of design and engineering plans to accept multiple feedstock types.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Renewable Fuel's business strategy is to begin operations in the Kuantan plant, first producing and marketing only refined (pharmaceutical and technical grade) glycerin from purchased crude glycerin. Subsequently, Renewable Fuel plans to begin producing and selling refined glycerin from crude glycerin produced in the Kuantan plant, refined, bleached and deodorized ("RBD") Crude Palm Oil ("CPO") and palm oil methyl ester biodiesel ("PME").  After the Kuantan plant is fully operational, management plans to leverage cash flows from operations to fund the Kuantan expansion of a second production unit, doubling production to the nameplate capacity and in turn fund sequential completion of the two plants in Dumai.  Construction on the second Indonesian facility is not anticipated until after the first Indonesian plant is fully operational. It is expected that the plants will be operational in 2011 and 2013 respectively.

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements are presented using the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP") in the United States of America whereby revenues are recognized in the period earned and expenses when incurred, and include the accounts of Renewable Fuel Corp. consolidated with the accounts of all of its subsidiaries in which Renewable Fuel holds a controlling financial interest as of the financial statement date.  All intercompany accounts and transactions have been eliminated in consolidation.

In June 2009, the FASB amended its guidance on accounting for variable interest entities through the issuance of ASU No. 2009-17.  Among other things, the new guidance requires a qualitative analysis to determine the primary beneficiary of a variable interest entity requires continuous assessments of whether an enterprise is the primary beneficiary of a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. Under the new guidance, a variable interest entity must be consolidated if the enterprise has both (a) the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity. This new accounting guidance was effective for Renewable Fuel on October 1, 2009 and was applied prospectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Reclassifications

Certain amounts in prior period financial statements have been reclassified to conform to the 2009 presentation.  These reclassifications had no effect on the previously reported financial position or results of operations.

A Development Stage Company

The accompanying financial statements have been prepared in accordance with FASB ASC Topic 915 Development Stage Entities.  A development stage enterprise is one in which planned principal operations have not commenced; or if its operations have commenced, there have been no significant revenues derived there from. As of September 30, 2009, Renewable Fuel has not fully commenced operations nor has it received significant revenues from its planned principal operations.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments and Credit Risk

Financial instruments that potentially subject Renewable Fuel to credit risk include cash and cash equivalents and accounts receivable.  Domestic cash is deposited in demand accounts in US federal insured domestic institutions to minimize risk.  The balances in these accounts from time to time exceed federally insured limits. In addition, Renewable Fuel maintains bank deposits at state-owned banks within Malaysia and Indonesia, which were covered by local government insurance at September 30, 2009.

The carrying value of Renewable Fuel’s accounts receivable, net of allowance for doubtful accounts; represent their estimated net realizable value. A provision for doubtful accounts is provided based on historical experience.  Accounts deemed uncollectible are applied again the allowance. At September 30, 2009 and 2008, the allowance for doubtful accounts was $0.

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of their short maturities. The carrying amounts of notes payable approximated their fair value as the interest rates on the notes payable are tied to market adjusted bank rates and the notes are at market terms.

Renewable Fuel’s operations carried out in Malaysia and Indonesia, may be influenced by the political, economic and legal environment in these countries.

Property, Plant and Equipment, Net

Property and equipment are stated at historical cost net of accumulated depreciation and accumulated impairment charges. Maintenance and repairs are charged against operations as incurred and major replacements or betterments are capitalized.  Depreciation is provided using the straight-line method based on the estimated useful lives of the assets as follows:

Description	Useful life (in years)
Office renovation	10
Furniture and equipment	4-10
Autos and trucks	5
Computer equipment	4-5
Leasehold improvements	Shorter of the useful life or term of the lease

Construction in progress represents costs associated with property, plant and equipment under construction at Renewable Fuel’s production facilities.  Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the production facility construction, including a portion of interest costs incurred during the related construction period, as well as direct labor and related benefits.  The amount of capitalized interest in a period is determined by applying an interest rate, which is based upon borrowings outstanding during the period, to the average amount of accumulated expenditures during the period not to exceed the total amount of interest cost incurred during the period.  Such costs are reclassified to an appropriate fixed asset classification and depreciated when the asset is placed into service.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Long -Lived Assets

Long-lived assets including investments to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Fair Value Measurement

Renewable Fuel discloses all assets and liabilities that are measured at fair value using three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as outlined in ASC Topic 820 which establishes a framework for measuring fair value and expands disclosures about fair market value measurements.

  •           Level 1 — Quoted prices for identical instruments in active markets.

  •           Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active markets.

  •           Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

In addition, Renewable Fuel discloses the inputs used to develop fair value measures, and for unobservable inputs, to determine the effects of the measurements on earnings

Other Noncurrent Assets

Other non-current assets include land held for sale by Century, the Company’s wholly owned subsidiary.

Revenue Recognition

The Company recognizes revenues from the sale of biodiesel, refined glycerin and related byproducts produced by the Company.  Revenues are recognizes where there is persuasive evidence of an arrangement, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Stock-Based Compensation

Stock options and stock grants are awarded in return for service. The fair value of the award is measured at the grant-date and recognized as either compensation expense or a reduction to additional paid-in capital over the vesting period. Renewable Fuel records expense based upon the service period related to the grant.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation and Other Comprehensive Income

The reporting currency of Renewable Fuel is the US Dollar.  The functional currency of Renewable Fuel’s Malaysian subsidiaries is the Malaysian Ringgit (RM) while the functional currency of the Indonesian subsidiaries is the Indonesian Rupiah (IDR).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on each respective balance sheet date; stockholders' equity/ (deficit) is translated at the historical rates and items in the income and cash flow statements are translated at the average rate for the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of changes in shareholders' equity/ (deficit).  The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Income Taxes

Renewable Fuel recognizes deferred taxes under the asset and liability method. Under this method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established if necessary to reduce deferred tax assets to amounts expected to be realized.

Net Loss per Common Share

Renewable Fuel presents earnings basic net loss per common share computed by dividing net loss attributable to the Company's common stockholders by the weighted-average number of commons shares outstanding during the period.  Diluted net loss per common share is computed by giving effect to all potential dilutive common shares, including options, warrants, and convertible preferred stock.  Basic and diluted net loss per common share was the same for all periods presented as the impact of all potentially dilutive securities outstanding was anti-dilutive.

New Accounting Pronouncements

In April 2009, the FASB staff issued ASC Topic 825, Financial Instruments, which permits entities to choose to measure certain financial assets and liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  ASC Topic 825 requires companies to provide interim disclosure on the fair value of financial instruments previously required only on an annual basis. ASC Topic 825 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. Renewable Fuel adopted this statement during the year ended September 30, 2009 and reflected the additional disclosure requirements.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events, which clarifies how companies identify and recognize events occurring after the date of the financial statements as well as requiring enhanced disclosures. ASC Topic 855 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. Renewable Fuel adopted this statement during the year ended September 30, 2009 and reflected the additional disclosure requirements.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued ASC Topic 105, Generally Accepted Accounting Principles. The ASC is the single source of authoritative non-governmental U.S. generally accepted accounting principles, superseding existing accounting literature. While not intended to change U.S. GAAP, the ASC significantly changes the way in which accounting literature is organized. This guidance is effective for interim or annual reporting periods ending after September 15, 2009. Renewable Fuel adopted this statement during the year ended September 30, 2009 and reflected the additional disclosure requirements.

In June 2009, the FASB issued ASU no. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which amends ASC Topic 810, Consolidations. This Statement requires a qualitative analysis to determine the primary beneficiary of a Variable Interest Entity (VIE). The analysis identifies the primary beneficiary as the enterprise that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could be significant to the VIE. The Statement also requires additional disclosures about an enterprise’s involvement in a VIE. The effective date is the beginning of fiscal year 2010.  ASC Topic 810 also prescribes the accounting by a parent company for minority interests held by other parties in a subsidiary of the parent company.  Renewable Fuel adopted this statement effective with its fiscal year ending on September 30, 2010 reflects the additional disclosure requirements related to a subsequent event in these financial statements.  See “Note 6 – Acquisition of Plant Biofuels Corporation Sdn. Bhd.” for additional information.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (ASU 2010-06), which amends ASC Topic 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales issuances, and settlements related to Level 3 measurements and clarification of existing fair value disclosures. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. Renewable Fuel adopted this statement during its fiscal year ended September 30, 2009 and reflected the additional disclosure requirements.

NOTE 2—LIQUIDITY AND GOING CONCERN CONSIDERATIONS

Renewable Fuel has experienced cumulative losses of $72.5 million from October 1, 2006 (inception) through September 30, 2009, has net negative equity of $21 million and has not commenced its operations.  This raises substantial doubt about the Company's ability to continue as a going concern.

Renewable Fuel is undertaking various plans and measures to raise capital through debt and equity offerings, which it believes will increase funds available for development and working capital. However, no assurances can be given that those plans and measures will be successful in increasing funds for the development and operations of the Company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—BUSINESS COMBINATIONS & DISPOSITION

Formation of BRII and the Acquisition of Century, PTPBI, Optimis and PTOTI by BRII

On August 15, 2008, the owners of Century, Optimis, PTPBI and PTOTI, incorporated BRII. BRII was formed as a holding company to roll-up and consolidate the holdings Century and Optimis.  The majority shareholder of Century and Optimis originally controlled each of these entities, but did not control BRII after the September 5, 2008 roll-up.  Since the original shareholders of Century received the largest portion of the ownership and control of BRII (but not a controlling position), Century Consolidated was determined to be the accounting acquirer and the transactions were accounted for using the purchase method of accounting for business combinations.

The assets and liabilities of BRII and Optimis and its 95% owned subsidiary, PTOTI, were recorded at their fair value on the date of acquisition and the assets and liabilities of Century Consolidated, as the acquirer, were recorded at their historical values.

Acquisition of Bio Refining Industries Inc ("BRII")

On September 5, 2008, and simultaneous with the formation of BRII and the acquisitions previously noted, Renewable Fuels entered into a share exchange agreement to acquire 100% of the outstanding shares of BRII.  As a result of the purchase of BRII through the issuance of Renewable Fuel’s common stock, the original owners of BRII collectively owned and had voting rights of 62.0% of the combined entity.  The transaction was accounted for as a reverse merger, with BRII as the accounting acquirer of Renewable Fuel. Since the original shareholders of Century received the largest portion of the ownership and of the control of BRII, Century was determined to be the accounting acquirer. The assets and liabilities of Renewable Fuel, PBC and Research were recorded at their fair value on the date of acquisition.

Century Consolidated, as the accounting acquirer, received the following assets and liabilities in connection with the September 5, 2008 share exchange between BRII and Renewable Fuel:

	Renewable Fuel Corp Reverse Merger			BRII Reverse Merger
	RFC	PBC	Research	Optimis Group	BRII	Total
Cash	$42,349	$63,241	$14,104	$17,283	$-	$136,977
Other current assets	15,700	18,929	-	12,273	-	46,902
Plant and equipment	2,403	40,116,346	2,154	11,753,365	-	51,874,268
Total assets	60,452	40,198,516	16,258	11,782,921	-	52,058,147
					-
Liabilities assumed	(99,160)	(33,211,881)	(71,681)	(9,154,900)	-	(42,537,622)
Net assets acquired	$(38,708)	$6,986,635	$(55,423)	$2,628,021	$-	$9,520,525

As required by the purchase method of accounting for business combinations, the above BRII consolidated information includes the assets and liabilities of Century, the accounting acquirer, at their historical costs and the assets and liabilities of BRII, the parent, and Optimis Consolidated, at the fair market values at the date of acquisition.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Spin off of PBC

On February 10, 2010, Renewable Fuel entered into a share exchange arrangement resulting in a transfer of 51% of the stock of PBC to a related entity.  Among other stipulations, the transfer agreement states that at such time that the bank debt is satisfied, 100% ownership of PBC will be transferred back to Renewable Fuel. Based upon the terms of the share exchange agreement management has determined that PBC is a wholly owned subsidiary for accounting purposes as a variable interest entity to Renewable Fuel.

Summary of Reporting Entities

The following table reflects a summary of operations included in the consolidated financial statements for the years ended September 30, 2009 & 2008:

Subsidiary	Effective Ownership %	Country Domiciled
Bio Refining Industries Inc.	100%	United States
Plant Biofuels Corporation Sdn. Bhd.	100%	Malaysia
Research Fuel Corp Sdn. Bhd.	100%	Malaysia
Century Corp Sdn. Bhd.	100%	Malaysia
PT Plant Biofuel Indonesia	99%	Indonesia
Optimis Teguh Sdn. Bhd.	100%	Malaysia
PT Optimis Teguh Indonesia	95%	Indonesia

NOTE 4—IMPAIRMENT OF LONG-LIVED ASSETS

During the quarter ended December 31, 2008, the Company performed an analysis of the fair value of its long-lived assets due to uncertainties and volatilities arising in its industry.  The analysis included future cash flow projections of each class of long-lived assets based on current market conditions for planned products, credit risks, liquidity risks and other key market variables.

Plants under construction – As of September 30, 2008, the Company had plants under construction of $65.8 million which had decreased to $64.9 million as of December 31, 2008 due to foreign currency translation adjustments during the period.  The Company’s analysis determined that the fair value of its biodiesel plants in progress was $0.4 million, which resulted in an impairment expense of $64.5 million.

Leasehold interests in land – As of September 30, 2008, the Company had leasehold interests in land of $1.6 million which had decreased to $1.4 million as of December 31, 2008 due to foreign currency translation adjustments during the period.  The Company’s analysis determined that the fair value of its leasehold interests was negligible, and therefore recorded a complete valuation allowance of $1.4 million.

Freehold land – As of September 30, 2008, the Company had undeveloped land plots available for sale with a carrying value of $0.6 million. The Company’s analysis determined that the fair value of its land plots was negligible, and therefore recorded a complete valuation allowance of $0.6 million.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of September 30, 2009 and 2008:

	2009	2008
Buildings and improvements	$20,993	$21,266
Furniture and equipment	32,507	28,313
Computer equipment	17,108	16,002
Vehicles	58,708	13,854
Total	129,316	79,435
Less - accumulated depreciation	(29,711)	(1,258)
Property and equipment, net	$99,605	$78,177

Plants in progress consisted of the following as of September 30, 2009 and 2008:

	2009	2008
PBC plant and leasehold interest in land	$40,076,042	$40,184,756
Century/PTPBI plant and leasehold interest in land	15,301,608	15,511,226
Optimis/PTOTI plant	11,561,706	11,716,775
Total	66,939,356	67,412,757
Less - accumulated impairment losses	(66,579,447)	-
Less - effect of currency translation	(8,243)	-
Plants in progress, net	$351,666	$67,412,757

Renewable Fuel leases the land for its plants under 20 and 99 year agreements and capitalizes the upfront payments for the leasehold interests.  The carrying amount for the land includes these upfront lease payments and land costs, duties and professional fees incurred in relation to the acquisition of the land.

Plant in progress at September 30, 2009 and 2008 includes approximately $1.0 million of interest cost which has been capitalized into plants in progress related to the PBC plant.

Real estate held for sale consisted of the following as of September 30, 2009 and 2008:

	2009	2008
Land held for sale	$633,258	$641,421
Less - accumulated impairment losses	(633,258)	-
Real estate held for sale, net	$-	$641,421

NOTE 6—TERM LOANS IN DEFAULT

In October 2007, PBC entered into a loan agreement with a Malaysian bank (the "Facilities"), which provided debt financing under two individual term loans totaling $16.9 million and revolving line of credit of $2.9 million.  Disbursements under the revolving line of credit are restricted for purchases of raw materials, such as feedstock for plant operations, and are repayable within six months from date of disbursement.  At September 30, 2009 and 2008 total amounts borrowed under the revolver was $0.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The term loans under the Facilities bear interest at the bank's effective costs of funds + 1.25% in year one, increasing to +2% in year two and beyond.  At September 30, 2009, the interest rate for the term loans was 8.25% per annum.  On a monthly basis the bank adds accrued interest into the principal balance outstanding.  The subsequent monthly interest accrued is based on the new outstanding principal balance.  Consequently, all accrued interest related to this loan has been reclassified by the Company as debt; in prior period statements this amount was reflected in accrued liabilities.  Total accrued interest on the term loans, added to the principal balances was $2.5 million and $1.0 million at September 30, 2009 and 2008 respectively, resulting in debt of $19.3 million and $18.1 million for the two term loans at September 30, 2009 and 2008.

Interest payments will be made with the commencement of monthly installments beginning on each term loan's respective date as described above. The term loans under the Facilities are secured by a first priority interest over all existing property, plant and equipment and all assets of PBC. In addition, the term loans are jointly and severally guaranteed by the directors of PBC.

The Company was in compliance with all restrictive covenants associated with its borrowings as of September 30, 2009 with the exception of the Facilities described above.  PBC was in default which stemmed from a debt covenant requiring the Company to obtain bank approval prior to engaging in activities that would change ownership of PBC.  The Company's acquisition of PBC in September, 2008 occurred without the bank's approval.  The bank requires that majority ownership of creditors be domiciled Malaysian.  The Company cured this default by engaging in a divesture of 51% of the legal ownership to a wholly-owned Malaysian entity in February 2010.  See "Note 8 - Related Party Transactions" and "Note 12 - Subsequent Events" for additional information.

Terms loans in default consisted of the following:
	September 30,	September 30,
	2009	2008
Term loan maturing November 5, 2014, payable in monthly installments of $21,000 beginning December 1, 2010 bearing interest at 8.25% as of September 30, 2009.	$1,000,508	$934,000

Term loan maturing December 6, 2014, payable in monthly installments of $382,000 beginning January 1, 2011 bearing interest at 8.25% as of September 30, 2009.	18,338,487	17,141,000

	$19,338,995	$18,075,000

NOTE 7—STOCKHOLDERS' EQUITY

Common Stock

On October 1, 2006 Century began operations in the biodiesel industry.  The Company had 2,510,404 of restated shares of common stock outstanding and paid in capital of $117,213.

On January 22, 2007, Century issued 7,414,445 restated shares of common stock for total proceeds of $358,862.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On July 28, 2008, Century issued 110,983,152 restated Renewable Fuel shares of restricted common stock to individuals in exchange for the forgiveness of $5,530,000 of advances made to the company during the period March 2007 through July 2008.

On September 5, 2008, the Company consummated a share exchange agreement to acquire BRII.  The Company exchanged 120,908,000 shares of its restricted common stock for 100% of the issued and outstanding ordinary shares of BRII, and BRII became a 100% owned subsidiary of the Company.  The Company had 80,960,000 outstanding shares of common stock prior to its acquisition of BRII.

On February 3, 2009 the Company issued 1,961,570 shares of restricted common stock to individuals in exchange for the forgiveness of $1,961,570 in advances made to various Renewable Fuel subsidiaries from November 2007 through January 2009.

In addition, from October 1, 2008 through September 30, 2009 the Company issued 2,026,196 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $2,026,196.

Common Stock Warrants
On February 20, 2009, the Company issued a warrant to purchase 600,000 shares of the Company's common stock, to an individual as compensation for services rendered in connection with equity capital raising activities.  Under the warrant the holder may purchase up to 600,000 shares of common stock for $1.00 per share.  Holders of the Company's common stock warrants are generally protected from anti-dilution by adjustments for any stock dividends, stock splits, combinations or other recapitalization.

For purposes of determining the fair value of the common stock warrant, the Company used the Black-Scholes option pricing model and the assumptions set forth in the table below.

The weighted average fair value of warrant issued (per common share)	$0.43
Dividend yield	0%
Weighted average risk-free interest rate	1.81%
Weighted average expected volatility	70%
Expected life in years	2.5

The fair value of the warrant was determined using the deemed fair value of the underlying common stock of $1.00 per common share at February 20, 2009.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company for a similar time period as the expected life of the warrant.  The expected life of the warrant was derived from the contractual term of the warrant agreement.  The fair value of the warrant determined was deducted from the stockholder's equity as a cost of capital.

Mandatorily Convertible Preferred Stock

The Company’s restated certificate of incorporation filed on September 18, 2008 authorizes 10,000,000 shares of Preferred Stock with a par value of $0.0001 and a stated value of $10.00.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s convertible preferred stockholders is as follows as of September 30:
	2009	2008
Plant Offshore Group Limited	$917,168	$917,168
Oilcorp International Limited	2,211,166	-
	$3,128,334	$917,168

Dividend Provisions
The holders of the Series A Preferred Stock accrue dividends at the rate of 8% per share per annum. Dividends are cumulative, accrue on a quarterly basis commencing one year from the date of issuance (the "Commencement Date") and when declared will be paid with the Company's common stock at a conversion rate of $1.00 per common share.  Dividends will accrue from the commencement date until the preferred shares have been converted into debt or common stock as described below.  If dividends on the Series A Preferred Stock have not been paid or declared, the deficiency shall be paid or declared before any dividend is declared for common stock. Dividends in arrears do not bear interest. The Company has not declared any dividends on the Series A Preferred Stock outstanding. There was $14,072 of Series A Preferred Stock dividends in arrears as of September 30, 2009.

Liquidation Rights
Upon the occurrence of a voluntary or involuntary liquidation (including consolidations, mergers or sale of assets as defined by the Preferred Stock agreement), if the remaining net assets of the Company are sufficient, the holders of the Series A Preferred Stock shall be paid no less than liquidation value plus all dividends in arrears (whether or not declared), out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any holders of Common Stock.

If upon any liquidation or dissolution, the remaining net assets of the Company are insufficient to pay the amount that the Series A Preferred Stock holders are due as indicated above, the holders of Series A Preferred Stock will share ratably in any distribution of the remaining assets of the Company.

Voting Rights
Series A Preferred Stock holders do not have voting rights, however the Company is prohibited, without obtaining the approval of the each of the holders of the preferred stock, from altering or adversely changing the powers, preferences or rights given to the preferred stock, or amended the certificate of designation governing the preferred stock.

Automatic Conversion into Common Stock
If at any time during the first 12 months following the issuance of preferred stock, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.  If at any time afterward, until such time as the preferred stock has been converted into debt, as described below, the Company's common stock begins trading on a stock exchange, market or other trading facility, the issued and outstanding Preferred Stock will immediately convert, on a 10:1 basis, into shares of common stock.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Optional Conversion into Debt Instrument
One year after issuance date, preferred Stockholders have the right to convert all their shares of Preferred Stock into a debt obligation of the Company (the "Debt Conversion") at the rate of $10 per preferred share.  Interest on the principal amount of the debt will be paid at the rate of 8%, payable quarterly in arrears, by issuing Company common shares at a conversion rate of $1.00 per common share.  The holder has the right to receive up to 25% of the Company's net income after taxes, as defined in the Company's annual audited financial statements until the full amount of the debt has been repaid or until the Company's common stock begins trading on a stock exchange, market or other trading facility, at which time the remaining outstanding debt amount will automatically convert in shares of the Company's common stock at a conversion price of $1.00 per common share.

Preferred Stock Issued During 2008:
On September 24, 2008, the Company issued Plant Offshore Group Limited ("POGL") 917,168 shares of its Series A Preferred Stock in exchange for $9,171,680 of trade payables due POGL by the Company.

Preferred Stock Issued During 2009:
On July 20, 2009, the Company issued Oilcorp International Limited ("Oilcorp") 2,211,166 shares of its Series A Preferred Stock in exchange for $22,111,660 in trade payables due Oilcorp by the Company.

At the time of the signing of the subscription agreement, the Company entered into a Supplemental Agreement with Oilcorp agreeing to preferential debt service payments in the case of Oilcorp's optional conversion from preferred stock to debt as well as certain price protections in the case of Oilcorp's automatic conversion from preferred stock or debt to the Company's common stock.

If Oilcorp decides to take the optional conversion to debt they are contractually entitled to 50% of the Company's net income after tax for payment of principal on the debt until either the debt is fully paid or until the Company begins trading on a stock exchange, market or other trading facility.

If the Company is declared effective as a full-reporting company by the Securities and Exchange Commission and begins trading on a stock exchange, market or other trading facility, whatever amount of Oilcorp's debt or preferred stock may be outstanding will automatically convert to the Company's common stock.  If the weighted average market price for the Company's common stock (the "WAP") during the first 10 days of trading is less than $1.00 per share, the Company will issue warrants to Oilcorp to purchase additional Company common shares, the number of shares to be purchased to be calculated as follows:
1.	The warrants to be issued to Oilcorp will have an exercise price of $0.10 per share and will be exercisable for a period of thirty -six (36) months from issue date.
2.	The number of warrants to be issued will be determined as follows:
a.	The Adjusted Weighted Average price will be 90% of the WAP, as described above.
b.	The Theoretical Value of the warrants ("TVW") will be calculated as the AWAP less the exercise price of $0.10.
c.
The Shortfall  Amount owed will be determined by subtracting the aggregate outstanding debt or value of preferred shares, as the case may be (the "Aggregate Value"), from the value of the common as converted  implied by the WAP ("Trading Value").

i.	The Aggregate Value will be calculated by multiplying the dollar value of the preferred stock by the number of preferred shares outstanding (or the entire amount of debt if converted).
ii.	The Trading Value is equal to the WAP times the number of Company common shares that the then outstanding debt or preferred shares will convert into.
d.	The number of warrants to be issued to Oilcorp will equal the Shortfall Amount divided by the TVW.
e.	If the WAP, when calculated, is equal to or more than $1.00 per share, the Company will have no obligation to issue any warrants to Oilcorp.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has evaluated this conversion arrangement and determined that it is not an embedded derivative as of September 30, 2009 due to the remote possibility that the conversion would ever be exercised.

Stock Options
During fiscal year 2008, the Company granted 3,600,000 stock options to certain key employees with an exercise price of $0.10 per share (the "Employee Options").  The Employee Options are exercisable to purchase shares of Renewable Fuel common stock at a price equal to or greater than the fair value of the stock at the time the options were granted.  The Employee Options issued vest ratably over three years on the anniversary dates of the grants and have a ten year contractual life.

The calculated fair value of the 3,600,000 Employee Options issued is $318,000.  Of that amount, $81,000 was recorded as share-based compensation expense in the separate company Renewable Fuel statement of operations for the period October 1, 2007 through September 5, 2008 and $237,000 was the unamortized balance of share-based compensation expense to be recognized over the remaining vesting period for the Employee Options (2.2 years).  However, on September 5, 2008, Renewable Fuel was acquired in a reverse merger in connection with a share exchange agreement with BRll.  As such, the $81,000 expense amount is not included in the accompanying consolidated statement of operations for the accounting acquirer, BRII (see Note 3).  Share-based compensation expense recognized for the Employee Options during the year ended September 30, 2009 was approximately $93,000.

From October 1, 2006 (inception) through September 30, 2009, stock options totaling 11,458,952 with immediate vesting terms were issued to the current CEO in connection with certain equity transactions as described above in accordance with his employment agreement (the "CEO Options").

The exercise prices for the CEO Options are as follows:

		Exercise price
Date Issued	Options issued	per share	Fair Value
December 31, 2007	3,650,000	$0.10	$319,697
September 5, 2008	6,045,400	$0.07	390,822
September 24, 2008	458,584	$1.00	22,831
Year ended September 30, 2009	1,304,968	$1.00	747,765
Total issued since inception	11,458,952	$	$1,481,115

Compensation expense recognized in the accompanying consolidated statement of operations related to the Employee Options and CEO Options for the years ended September 30, 2009 and 2008 and for the period from October 1, 2006 (inception) through September 30, 2009, were approximately $841,000, $414,000 and $1,255,000, respectively.  Amounts expensed as a result of the immediate vesting of CEO Options represent the fair value of the options granted.  In connection with the share exchange agreement with PBC 3,650,000 options were granted to the CEO. On September 5, 2008 Renewable Fuel and PBC were acquired in a reverse merger in connection with a share exchange agreement between Renewable Fuel and BRII.  As such, the calculated fair value of the 3,650,000 CEO Options, or $319,000, is not included in the historical accompanying consolidated statement of operations for the accounting acquirer, Century Consolidated (see Note 3).

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	September 30, 2009	Inception to September 30, 2008
Weighted average fair value of options granted	$0.57	$0.07
Dividend yield	0%	0%
Weighted average risk-free interest rate	1.81%	1.37%
Weighted average expected volatility	68%	130%
Expected life in years	5	5.5 to 6.5
Weighted average fair value of common stock	$1.00	$0.14

The fair value of the common stock used in the computation of the fair value of the options issued was determined based on third party purchases of the Company's common stock.  The Company applied the simplified method in estimating the average expected life of the options.  Because the Company's stock is not publicly traded, the Company used the average historical volatility rate for publicly traded companies that are engaged in similar alternative fuel activities to those of the Company.  In order to estimate the expected volatility as of the grant date, the Company used a simple average of the volatility for a similar time period as the expected life of the options and the current implied volatility of exchange traded options.

The following table summarizes information about common stock options granted, exercised, forfeited, vested and exercisable:
		Weighted-
		Average
	Options	Exercise Price
Outstanding at October 1, 2006	-
Granted	13,753,984	$0.12
Forfeited	-
Exercised	-
Outstanding at September 30, 2008	13,753,984	$0.12
Granted	1,304,968	$1.00
Forfeited	(400,000)	$0.10
Exercised	-
Outstanding at September 30, 2009	14,658,952	$0.19
Options exercisable - September 30, 2009	11,658,952	$0.20
Options vested or expected to vest	14,658,952	$0.20

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of options outstanding and exercisable at September 30, 2009:

		Weighted-Average		Weighted-Average
	Options	Remaining	Options	Remaining
Exercise Price	Outstanding	Contractual Life	Exercisable	Contractual Life
$ 0.10	7,150,000	8.2	3,650,000	8.2
$ 0.07	6,045,400	8.9	6,045,400	8.9
$ 1.00	1,463,552	9.4	1,463,552	9.4
$ 0.14	14,658,952	8.6	11,158,952	8.7

The following table summarizes additional information about stock options as of September 30:

	September 30,	September 30,
	2009	2008
Estimated unrecognized compensation cost for nonvested options	$144,751	237,000
Weighted average term the expense will be recognized	1.2 years	2.2 years

The common stock options are generally protected from anti-dilution via adjustments for any stock dividends, stock splits, combination or other recapitalization.

The intrinsic value of all vested and unvested options at September 30, 2009 and September 30, 2008 is $0 and the Company intends to issue new shares upon stock option exercises.

NOTE 8—RELATED PARTY TRANSACTIONS

The Company has significant contracts with subsidiaries of its two preferred stockholders to construct its biodiesel plants.  See "Note 11 - Commitments and Contingencies" for additional information regarding these contracts.  Cash flows remitted by the Company to the contractors are treated as financing in nature given that significant lag time between the timing of work completed, and the payment or conversion of outstanding billings.

Advances totaling $1,264,447 from Bio-Aspect Sdn Bhd and Exquisite Foresight Sdn. Bhd. are included in accounts payable, related parties at September 30, 2008.  These advances were paid in full through issuance of Renewable Fuel restricted common stock in February 2009.

Advances totaling $861,742 and $1,016,818 from Plant & Offshore Technology Sdn. Bhd., an indirect subsidiary of POGL, are included in accounts payable, related parties at September 30, 2009 and 2008, respectively.

Oilcorp is a vendor currently engaged by the Company to provide engineering and design services in connection with the on-going construction of a biodiesel plant in Indonesia. See "Note 7 - Stockholders' Equity" for additional information with respect to the terms of the Company's Series A Preferred Stock issued to Oilcorp in exchange for trade payables related to these services.   Accounts payable to various subsidiaries of Oilcorp, totaled $62,364 and $0 are included in accounts payable, related parties at September 30, 2009 and 2008, respectively.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts payable, related party in the Company's accompanying balance sheet includes $194,539 and $24,337 of amounts payable to directors or shareholders of Renewable Fuel's consolidating companies as of September 30, 2009 and 2008, respectively  and $19,828 of amounts payable to other related parties at September 30, 2008.

On February 2, 2010 the Company entered into a share exchange agreement with Dakap Capaian Sdn. Bhd., a company wholly-owned and controlled by two of the Company's shareholder-directors.

NOTE 9—INCOME TAXES

The Company conducts all of its operating business through its United States parent, Renewable Fuel, and its seven operating subsidiaries as follows: United States (2), Malaysia (3) and Indonesia (2). The Company files a consolidated United States income tax return for Renewable Fuel. The Company's five foreign subsidiaries are governed by the tax laws of the local country and file local returns, as required.

The Company recorded no US Federal income tax for the years ended September 30, 2009 and 2008 and for the period October 1, 2006 (inception) through September 30, 2007.  The income tax is different from applying the statutory US income tax rate of 34% to the net loss before taxes as a result of the following items:

	2009	2008
Tax at statutory rate of 34%	$(1,022,000)	$(328,000)
Impact of permanent differences	547,000	217,000
Non-US income taxed at different rates	(883,000)	49,000
Valuation allowance	1,358,000	62,000
	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of September 30 are as follows:

	2009	2008
Deferred tax assets:
US net operating loss	$505,000	$30,000
Non-US net operating loss	1,021,000	138,000
	1,526,000	168,000
Less valuation allowance	(1,526,000)	(168,000)
	$-	$-

Based on continuing losses, management has determined that it is more likely than not that the Company will not realize the benefits of its domestic deferred tax assets and therefore has recorded a valuation allowance against the deferred tax asset.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2009, the Company had a temporary difference of $66.6 million related to the impairment of long lived assets of its wholly owned foreign subsidiaries.  The Company has established a full valuation allowance of approximately $22.6 for the related deferred tax asset.

At September 30, 2009, the Company had approximately $1.8 million in net operating loss carry forwards, of which $594,000 was generated in the Company's US operations. The US federal net operating loss carry-forwards, if not utilized, will begin to expire in 2028, while the Indonesian related net operating losses begin to expire after five years and the Malaysian net operating losses can be carried forward indefinitely.

NOTE 10—OPERATING SEGMENTS

The Company reports its operating segments based on geographical location of future biodiesel refining activities, which include Malaysia, Indonesia and corporate activities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate items that are of a non-operating nature or corporate expenses to the business segments.  Corporate expenses consist of corporate office expenses including compensation, benefits, occupancy and other administrative costs, including management service expenses.

The following table represents the significant items by operating segment for the results of operations for the years ended and as of September 30, 2009 and 2008:

	September 30,	September 30,
	2009	2008
Loss before income taxes:
Malaysia	$(39,808,629)	$(347,242)
Indonesia	(27,359,060)	(206,880)
Corporate (a)	(4,401,868)	(409,264)
	$(71,569,557)	$(963,386)
Net Assets:
Malaysia	$416,735	$40,267,352
Indonesia	41,621	27,177,025
Corporate (b)	47,285	939,667
	$505,641	$68,384,044

(a)
Corporate and other includes income/(expense) not associated with the business segments, such as corporate general and administrative expenses, shared service expenses, interest expense and interest income, all reflected on an accrual basis of accounting.

(b)	Corporate and other includes cash and other assets not associated with the business segments.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Leases
The Company leases equipment and vehicles from various parties under capital lease agreements that expire through October 2015.  The total amount financed through under these capital leases was $77,000 and $36,000 at September 30, 2009 and 2008, respectively.  Accumulated amortization on these leases was $33,000 and $23,000 at September 30, 2009 and 2008, respectively.  Amortization of assets recorded under capital leases is included in depreciation expense.  The current and long-term portion of the capital leases have been recorded in "Other current liabilities" and "Other long-term liabilities," respectively on the consolidated balance sheets.  The current and long-term portions of capital leases were as follows:

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	September 30,
	2009	2008
Current portion	$10,305	$7,764
Long-term portion	33,214	5,378
Total	$43,519	$13,142

The Company also has non-cancelable operating leases that expire through June 2012.  Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent and rent concessions.

In addition, the Company owns fully-paid-up leasehold interests in land in Kuantan, Malaysia and Dumai, Indonesia under 99-year and 20-year leases.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and the future minimum lease payments as of September 30, 2009 are as follows:

	Capital Leases	Operating Leases
Year ending:
2010	$14,099	$16,500
2011	7,352	15,142
2012	7,352	11,355
2013	7,352	-
2014	7,352	-
Thereafter	7,955	-
Total minimum lease payments	51,462	42,997
Less: amount representing interest	(7,943)	-
Present value of net minimum leases	$43,519	$42,997

Rental expense for operating leases was $30,000 and $11,000 for the years ended September 30, 2009 and 2008, respectively.

Capital Commitments
On January 18, 2007 PBC entered into an agreement with Oil-Line Engineering & Associates Sdn Bhd ("OLEA"), a subsidiary of Oilcorp, whereby OLEA would provide engineering , procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Malaysia.  The contract price indicated a cost of approximately $32 million.  At September 30, 2009 construction on the Kuantan plant was substantially complete.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On March 6, 2007 Optimis entered into an agreement with OLEA, whereby OLEA would provide engineering, procurement and construction management of a 60 MGA, CPO feedstock biodiesel facility in Indonesia.  The contract price indicated a cost of approximately $33 million.  On August 5, 2008 the Company entered into a Supplement Agreement with OLEA to expand the capabilities of the subject plant to accept multiple types of feedstock.   The adjusted contract indicates a cost of approximately $57.5 million.

On December 12, 2008 Century entered into an agreement with Plant & Offshore Technology Sdn Bhd, an indirect subsidiary of POGL, whereby POGL would provide engineering, procurement and construction management of a 60 MGA, multi-feedstock biodiesel facility in Indonesia.  The contract price indicates a cost of approximately $57 million.

As of September 30, 2009, the Company was not subject to any material legal proceedings.  From time to time, however the Company is named as a defendant in legal actions arising from normal business activities with customers, vendors and business partners.  Although the Company cannot accurately predict the amount of its liability, if any, that could arise with respect to currently pending legal actions, it is not expected that any such liability will have a material adverse effect on the Company's financial position, operating results or cash flows.

NOTE 12—SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through the date the financial statements were issued.

As a result of Renewable Fuel's purchase of PBC in December 2007 PBC was not in compliance with several debt covenants, and in technical default on its primary loan facility with a Malaysian bank; see "Note 6 - Long Term Debt" for additional information regarding the loan facility.  The primary issue involved the stipulation that the obligor on the loan facility, PBC, must be owned by at least a simple majority of domiciled Malaysian citizens.  In order to cure the default the Company transferred 51% of the common shares of PBC to Dakap Capaian SB ("DCSB"), a company wholly-owned and controlled by two of the Company's directors.

The transaction to transfer PBC shares to DCSB was completed on February 2, 2010 as follows.
1.	Each of the two companies that formerly owned PBC, transferred 51% of the Renewable Fuel stock they received as consideration for the sale of PBC.
2.	Renewable Fuel transferred 51% of the PBC shares it acquired in December 2007 to DCSB.

These transfers are intended to be temporary, were undertaken for the sole purpose of curing the debt covenant default, and per the share exchange agreement will unwind and revert to prior ownership levels at the time that the debt with the bank is extinguished. The Company has classified the common shares it received in exchange as Treasury Stock, to revert back to the original owners in the future.

In addition, PBC executed a loan agreement for $17 million to recognize advances made by Renewable Fuel to date.  This loan is to be paid together with estimated interest of $5 million in 48 equal monthly installments, beginning January 1, 2015.

In May 2010, PBC negotiated modifications to its loan facility with the Malaysian bank.  The modifications, effective November 2009, extended the availability period of the revolving line of credit from December 2009 to December 2010, the maturity of the term loans from six years to seven years and the first monthly payment date from January 2010 to December 2010.

Renewable Fuel Corp
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In addition, from October 1, 2009 through July 31, 2010 the Company issued 1,081,341 shares of its restricted common stock to individuals at $1.00 per share for consideration totaling $1,081,340.  In connection with these transactions the Company's CEO was granted 21,627 shares of common stock and options to acquire 54,067 shares of common stock in accordance with the terms of his employment agreement, which grants him awards of 2% and 5%, respectively, in the event the Company enters into an equity transaction, as defined by his employment agreement.

PROSPECTUS
RENEWABLE FUELS CORP.

Dated ______  , 2010

Selling shareholders are offering up to 3,451,196 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________________, 2010 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$246
Legal Fees and Expenses	18,000
Accounting Fees and Expenses*	40,000
Miscellaneous*	4,500
Total*	$62,746

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Common Stock

Shares Issued for Cash

2007

6,500,000 shares of common stock were issued for $650,400 cash with various prices per share of $0.00049 and $0.11429 to 2 individuals. We sold 812,500 shares to the founder William Van Vliet U.S. citizen, and 5,687,500 shares to Soligress Sdn. Bhd. non U.S. citizen, for aggregate consideration of $650,400.

2009

1,819,500 shares of common stock were issued for $1,819,500 cash with per share of $1.00 to 12 individuals. We sold 627,500 shares to Chin Lai Har non U.S. citizen, 200,000 shares to Eow Chai Huat non U.S. citizen, 40,000 shares to Teh Phei Leng non U.S. citizen, 68,000 shares to Rajinder Kaur A/P Piara Singh non U.S. citizen, 270,000 shares to Boon Shin Hai non U.S. citizen, 113,000 shares to Tan Kah Heng non U.S. citizen, 178,000 shares to Ang Tin Shian non U.S. citizen, 50,000 shares to Francis Ng non U.S. citizen, 196,000 shares to Chan Moi Yong non U.S. citizen, 10,000 shares to Tan Kwang Lai non U.S. citizen, 30,000 shares to Ng Teik Lee non U.S. citizen, and 37,000 share to Kong Kow Min non U.S. citizen, for aggregate consideration of $1,819,500.

As at November 9, 2010

851,985 shares of common stock were issued for $851,985 cash with per share of $1.00 to 25 individuals. We sold 583,985 shares to Chin Lai Har non U.S. citizen, 25,000 shares to Au Wai Yee non U.S. citizen, 25,000 shares to Lim Yoke Feng non U.S. citizen, 10,000 shares to Pua Choon Lan non U.S. citizen, 20,000 shares to Ng Aik Hoon non U.S. citizen, 10,000 shares to Tan Oon Huat non U.S. citizen, 10,000 shares to Edna Clemente Encarnacion non U.S. citizen, 10,000 shares to Luisito Santos Encarnacion non U.S. citizen, 50,000 shares to Maureen Clarin non U.S. citizen, 10,000 shares to Chye Siew Chin non U.S. citizen, 10,000 shares to Chong Yee Ken non U.S. citizen, 10,000 shares to Chong Yee Seong non U.S. citizen, 10,000 shares to Thomas Tay Nguen Cheong non U.S. citizen, 10,000 shares to Tan Kia Huan non U.S. citizen, 10,000 shares to Kam Poh Fun non U.S. citizen, 10,000 shares to Chong Kon Keong non U.S. citizen, 10,000 shares to Chin Chee Weng non U.S. citizen, 1,000 shares to Liau Kee Leong non U.S. citizen, 1,000 shares to Khoo Chin Hoe non U.S. citizen, 1,000 shares to Mohammad Ibrahim B Abdul Talib non U.S. citizen, 5,000 shares to Eow Cheng Siew non U.S. citizen, 5,000 shares to Eow Chye Beng non U.S. citizen, 5,000 shares to Eow Cheng Lan non U.S. citizen, 5,000 shares to Eow Chye Gee non U.S. citizen, and 5,000 shares to Eow Sue Ling non U.S. citizen, for aggregate consideration of $851,985.

Shares Issued for Services

2007

1,460,000 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $146,000, based on a nominal value of $1.00 per share.

3,650,000 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $319,697, based on a nominal value of $0.10 per share.

3,600,000 unvested shares of common stock option to purchase were issued to 5 individuals for their employment of service, having a fair value of $318,000, based on a nominal value of $0.10 per share. We issued 1,200,000 shares common stock option to purchase to Richard Henderson U.S. citizen, 600,000 shares common stock option to purchase to Joseph Putegnat U.S. citizen, 600,000 shares common stock option to purchase to David Slater U.S. citizen, 600,000 shares common stock option to purchase to Steve Braasch U.S. citizen, and 600,000 shares common stock option to purchase to Cho Nam Sang non U.S. citizen.

2008

2,601,594 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $187,315, based on a nominal value of $0.07 per share.

6,503,984 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $413,653, based on a nominal value of $0.07 and $1.00 per share for 6,045,400 shares and 458,584 shares respectively.

2009

531,075 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $531,075, based on a nominal value of $1.00 per share.

150,000 vested shares of common stock were issued to Williams Law Group, P.A. for the consultation service agreement, having a fair value of $150,000, based on a nominal value of $1.00 per share.  1,327,693 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having the fair value of $760,787, based on a nominal value of $1.00 per share.

As at  November 9, 2010

17,040 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $17,040 based on a nominal value of $1.00 per share.

15,000 shares of common stock were issued to Patti Halladay, Intersource Recruiting for their Recruitment services rendered, having a fair value of $15,000 based on a nominal value of $1.00 per share.

135,000 shares of common stock were issued to Susan Georgen-Saad for her Independent Contractor Agreement, having a fair value of $135,000, based on a nominal value of $1.00 per share.

42,597 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $24,410, based on a nominal value of $1.00 per share.

Shares Issued in Conversion of other liabilities

2009

2,622,766 shares of common stock were issued upon conversion of a $2,490,995 liability to 8 individuals who had previously made advances to the Company and certain of its subsidiaries. The shares were valued at $0.94 per share and $1.00 per share for 2,061,570 shares and 561,196 shares respectively. We sold 999,889 shares to Chin Lai Har non U.S. citizen, 761,681 shares to Chiam Swee Ann non U.S. citizen, 100,000 shares to Coral Intoil Sdn. Bhd. non U.S. citizen, 200,000 shares to Muhammad Nashri Yong B Abdullah non U.S. citizen, 200,000 shares to Tneo Tong Seng non U.S. citizen, 200,000 shares to Goh Chin Yong non U.S. citizen, 18,196 shares to Teh Phei Leng non U.S. citizen, and 143,000 shares to Lim Suan non U.S. citizen, for the aggregate consideration of $2,490,995.

Shares Issued in Exchange of Ownership

2007

We entered into a Share Exchange Agreement with Bio-Aspect Sdn. Bhd. (“Bio-Aspect”), and Exquisite Foresight Sdn. Bhd (“Exquisite”), two Malaysian entities that owned 100% of the outstanding shares of Plant Biofuels Corporation Sdn Bhd (“PBC”) in Malaysia.  Under this Share Exchange Agreement, we acquired all of the issued and outstanding shares of common stock PBC, in exchange for which we issued an aggregate of 73,000,000 shares of our common stock, 51,100,000 shares to Bio-Aspect, and 21,900,000 shares to Exquisite.

2008

We entered into a share exchange agreement with Caerus, Ltd., a British West Indies corporation, which was the sole shareholder of Bio Refining Industries, Inc. (“BRII”).  We issued 120,908,000 shares of our common stock to Caerus or its designees in exchange for all of the issued and outstanding shares of common stock of BRII.

2010

We entered into a Share Exchange Agreement with Dakap Capaian Sdn. Bhd. (“Dakap”), Bio-Aspect, Exquisite, and PBC, four Malaysian entities.  Under this Share Exchange Agreement, we exchanged 51% of the issued and outstanding shares of common stock PBC to Dakap, in return Bio-Aspect and Exquisite exchanged 26,061,000 and 11,169,000 shares of common stock RFC respectively.

Series A Preferred Stock

Shares Issued in Conversion of other liabilities

2008

917,168 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock.

2009

2,211,166 shares of our Series A Preferred Stock to an investor in a privately negotiated transaction at a price of $10.00 per share.  The Series A Preferred Stock is convertible, subject to certain adjustments, on a one (1) share of Preferred Stock into ten (10) one shares of common stock basis, into shares of our common stock. The investor also issued with warrants to purchase on the consideration of the Company upon public, the first 10 days stock weighted average price was below $1.00 per share.

Issuances of the Company’s common stock during the twelve months ended September 30, 2009, included the following:

Shares Issued for Cash

1,365,000 shares of common stock were issued for $1,365,000 cash with per share of $1.00 to 12 individuals. We sold 173,000 shares to Chin Lai Har non U.S. citizen, 200,000 shares to Eow Chai Huat non U.S. citizen, 40,000 shares to Teh Phei Leng non U.S. citizen, 68,000 shares to Rajinder Kaur A/P Piara Singh non U.S. citizen, 270,000 shares to Boon Shin Hai non U.S. citizen, 113,000 shares to Tan Kah Heng non U.S. citizen, 178,000 shares to Ang Tin Shian non U.S. citizen, 50,000 shares to Francis Ng non U.S. citizen, 196,000 shares to Chan Moi Yong non U.S. citizen, 10,000 shares to Tan Kwang Lai non U.S. citizen, 30,000 shares to Ng Teik Lee non U.S. citizen, and 37,000 share to Kong Kow Min non U.S. citizen, for aggregate consideration of $1,365,000.

Shares Issued for Services

521,985 vested shares of common stock were issued to William Van Vliet for his employment of service, having a fair value of $521,985, based on a nominal value of $1.00 per share.

1,304,968 vested shares of common stock option to purchase were issued to William Van Vliet for his employment of service, having a fair value of $747,765, based on a nominal value of $1.00 per share.

Shares Issued in Conversion of liabilities

2,622,766 shares of common stock were issued upon conversion of a $2,490,995 liability to 8 individuals who had previously made advances to the Company and certain of its subsidiaries. The shares were valued at $0.94 per share and $1.00 per share for 2,061,570 shares and 561,196 shares respectively. We sold 999,889 shares to Chin Lai Har non U.S. citizen, 761,681 shares to Chiam Swee Ann non U.S. citizen, 100,000 shares to Coral Intoil Sdn. Bhd. non U.S. citizen, 200,000 shares to Muhammad Nashri Yong B Abdullah non U.S. citizen, 200,000 shares to Tneo Tong Seng non U.S. citizen, 200,000 shares to Goh Chin Yong non U.S. citizen, 18,196 shares to Teh Phei Leng non U.S. citizen, and 143,000 shares to Lim Suan non U.S. citizen, for the aggregate consideration of $2,490,995.

Additional Sales

During the period from October 1, 2009 through December 31, 2009, the Company had sold 454,500 shares of common stock at $1.00 per share to 1 individual for gross proceeds of $454,500. We sold 454,500 shares to Chin Lai Har non U.S. citizen, for the aggregate consideration $454,500.

During the period from January 1, 2010 through November 9, 2010, the Company had sold 851,985 shares of common stock were issued for $851,985 cash with per share of $1.00 to 25 individuals. We sold 583,985 shares to Chin Lai Har non U.S. citizen, 25,000 shares to Au Wai Yee non U.S. citizen, 25,000 shares to Lim Yoke Feng non U.S. citizen, 10,000 shares to Pua Choon Lan non U.S. citizen, 20,000 shares to Ng Aik Hoon non U.S. citizen, 10,000 shares to Tan Oon Huat non U.S. citizen, 10,000 shares to Edna Clemente Encarnacion non U.S. citizen, 10,000 shares to Luisito Santos Encarnacion non U.S. citizen, 50,000 shares to Maureen Clarin non U.S. citizen, 10,000 shares to Chye Siew Chin non U.S. citizen, 10,000 shares to Chong Yee Ken non U.S. citizen, 10,000 shares to Chong Yee Seong non U.S. citizen, 10,000 shares to Thomas Tay Nguen Cheong non U.S. citizen, 10,000 shares to Tan Kia Huan non U.S. citizen, 10,000 shares to Kam Poh Fun non U.S. citizen, 10,000 shares to Chong Kon Keong non U.S. citizen, 10,000 shares to Chin Chee Weng non U.S. citizen, 1,000 shares to Liau Kee Leong non U.S. citizen, 1,000 shares to Khoo Chin Hoe non U.S. citizen, 1,000 shares to Mohammad Ibrahim B Abdul Talib non U.S. citizen, 5,000 shares to Eow Cheng Siew non U.S. citizen, 5,000 shares to Eow Chye Beng non U.S. citizen, 5,000 shares to Eow Cheng Lan non U.S. citizen, 5,000 shares to Eow Chye Gee non U.S. citizen, and 5,000 shares to Eow Sue Ling non U.S. citizen, for aggregate consideration of $851,985.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

	None of these issuances involved underwriters, underwriting discounts or commissions.
	Restrictive legends were and will be placed on all certificates issued as described above.
	The distribution did not involve general solicitation or advertising.
	The distributions were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment who understood the speculative nature of their investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

·	None of these issuances involved underwriters, underwriting discounts or commissions;
·	We placed Regulation S required restrictive legends on all certificates issued;
·	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
·	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

	Access to all our books and records.
	Access to all material contracts and documents relating to our operations.
	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate – Common Stock
4.2	Certificate of Designation of Rights and Preferences of Series A Preferred Stock
4.3	Series A Preferred Stock Supplemental Agreement/Oilcorp Warrants
4.4	Eow Chai Huat Warrants
5.1	Legal Opinion – Williams Law Group, P.A.
10.1	Soligress Memorandum of Understanding
10.2	Employment Agreement – William VanVliet
10.3	Employment Agreement – Richard S. Henderson
10.4	Consulting Agreement – Richard S. Henderson
10.5	Employment Agreement – Cho Nam Sang
10.6	Share Exchange Agreement with Bio-Aspect Sdn. Bhd. and Exquisite Foresight Sdn. Bhd.
10.7	Share Exchange Agreement with Caerus Ltd.
10.8	Subscription Agreement with OilCorp Berhad
10.9	Plant Offshore Group Limited Subscription Agreement and Investor Questionnaire
10.10	Credit Facility Agreement
10.11	PBC Transfer Agreement
21	Subsidiaries –
23.1	Consent of PMB Helin Donovan
24.4	Consent – Williams Law Group, P.A. [Included in Exhibit 5.1]

All other Exhibits called for by Rule 601 of Regulation S-1or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas NV on November 12  , 2010.

Renewable Fuel Corp.

RENEWABLE FUEL CORP
A Nevada corporation
Date: November 12, 2010
	By:	/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

RENEWABLE FUEL CORP
A Nevada corporation
Date: November 12, 2010
	By:	/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: November 12, 2010
	By:	/s/ Cho Nam Sang
Cho Nam Sang
Director and Principal Financial/Accounting Officer

Date: November 12, 2010
	By:	/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: November 12, 2010
	By:	/s/ Tan Yee Hean
Tan Yee Hean
Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes William VanVliet and Richard S. Henderson, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therein.

Date: November 12, 2010
By:
/s/ William VanVliet
William VanVliet
	Its:	Chairman and Chief Executive Officer

Date: November 12, 2010
By:
/s/ Cho Nam Sang
Cho Nam Sang
Director and Principal Finance/Accounting Officer

Date: November 12, 2010
By:
/s/ Richard S. Henderson
Richard S. Henderson
President and Director

Date: November 12, 2010
By:
/s/ Tan Yee Hean
Tan Yee Hean
Director